UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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UNIFIED GROCERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 24, 2017

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held on February 24, 2017

This Proxy Statement, the form of proxy, our Annual Report on Form 10-K for the fiscal year 2016 and our 2016 Annual Report are Available Online at the Following Website:

www.unifiedgrocers.com/Learn About Us/Financial Information

The annual meeting of shareholders of Unified Grocers, Inc., a California corporation, will be held at the Doubletree by Hilton Hotel, 13111 Sycamore Drive, Norwalk, California 90650, on Friday, February 24, 2017 at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1.	To elect the nineteen members of the Board of Directors for the ensuing year, sixteen by the holders of Class A Shares and three by the holders of Class B Shares.

2.	To consider an advisory vote to approve executive compensation paid to named executive officers.

3.	To consider an advisory vote on the frequency of the advisory vote on executive compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on January 19, 2017 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting, and shareholders are encouraged to read it in its entirety. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you the attached proxy statement, Annual Report on Form 10-K and Annual Report for the fiscal year 2016 and proxy card, and by notifying you of the availability of our proxy statement and our fiscal 2016 Annual Report to Shareholders at our website at www.unifiedgrocers.com under the tab “Learn About Us—Financial Information.”

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Board of Directors. It is expected that these materials will be first mailed to shareholders on or about January 24, 2017.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors,

Mary M. Kasper
Senior Vice President, General Counsel and Secretary

January 24, 2017

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Friday, February 24, 2017

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Grocers, Inc. (“Unified,” the “Company,” “we” or “us”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Doubletree by Hilton Hotel, 13111 Sycamore Drive, Norwalk, California 90650, on Friday, February 24, 2017 at 11:00 a.m. (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the Annual Meeting and elects to vote in person.

Only the holders of record of Class A Shares or Class B Shares (the “Shareholders”) at the close of business on January 19, 2017 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding 121,450 Class A Shares and 403,367 Class B Shares.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including our Annual Report on Form 10-K and Annual Report for the fiscal year 2016 and a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our fiscal 2016 Annual Report to Shareholders are available at our website at www.unifiedgrocers.com under “Learn About Us—Financial Information.”

These proxy materials will be first mailed to Shareholders on or about January 19, 2017. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

VOTING RIGHTS

Who can vote?

Only persons that are holders of record of Class A Shares or Class B Shares at the close of business on January 19, 2017 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual

Meeting or any adjournment or postponement thereof. Furthermore, while Shareholders may exercise the votes associated with their Class A Shares and/or Class B Shares for “Proposal One—Election of Directors” on page [4] of this Proxy Statement and to the extent described in that section, only votes associated with a Shareholder’s Class A Shares may be exercised in respect of the other matters contained in this Proxy Statement. The Company is a retailer-owned, wholesale grocery cooperative; its shareholders are current or former customers of the Company. Such shareholder-customers are typically referred to as Members.

How can I, a Shareholder, vote?

You may vote using either of the following methods:

Mail. You may cast your vote signing the included proxy card and mailing the proxy card to the Company at 5200 Sheila Street, Commerce, California 90040. Completed proxy cards must be received by the Company on or before 2:00 p.m. ST on Friday, February 24, 2017 in order to be valid.

In Person at the Annual Meeting. You may vote in person at the Annual Meeting. Requests for directions to the Annual Meeting should be directed to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this Proxy Statement.

Shareholders who are present at the Annual Meeting may vote their shares either by a previously submitted proxy or in person at that time.

How many votes do I have?

Each Shareholder is entitled to one vote, in person or by proxy, for each Class A Share and/or Class B Share standing in its name on the books of the Company as of the Record Date on all matters on which the class is entitled to vote, as discussed above in “Who can vote?”. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (sixteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

Shareholders who are present at the Annual Meeting may vote their shares either by a previously submitted proxy or in person at that time.

How can I change my proxy vote?

You may revoke a proxy at any time before it is exercised by:

•	submitting a duly executed proxy bearing a later date;

•	filing written notice of revocation with our Secretary at 5200 Sheila Street, Commerce, California 90040; or

•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself revoke a proxy previously submitted.

How will votes be counted?

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the Shareholder’s instructions. With respect to the election of directors,

Shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given, the shares will be voted (1) FOR the election of the Board’s nominees; (2) FOR approval of the advisory vote on executive compensation paid to the named executive officers and (3) in favor of holding the advisory vote on executive compensation once every THREE YEARS.

How many shares must be represented at the Annual Meeting to constitute a “quorum”?

A majority of the outstanding shares entitled to vote on a matter must be present at the Annual Meeting, either in person or by proxy, to constitute a quorum for the Annual Meeting to be held. With respect to the Class A Shares, a quorum consists of at least 50% of outstanding shares plus one. With respect to the Class B Shares, a quorum consists of at least 50% of outstanding shares plus one. A Shareholder who returns a signed proxy card will be counted as being present, even if the Shareholder abstains from voting.

How are directors elected?

In the election of directors, provided a quorum is present the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than six nominees who are non-Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, or a partner of a partnership which is a shareholder, or a member of a limited liability company which is a shareholder, or an employee of a corporation, partnership or limited liability company which is a shareholder. Under the California Corporations Code, votes against a nominee and votes withheld shall have no effect.

In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

What vote is required to approve the advisory vote on executive compensation?

Only holders of Class A Shares are entitled to vote on the proposal to approve executive compensation. Provided a quorum is present, passage of this proposal requires the affirmative vote of the majority of shares represented at the Annual Meeting and entitled to vote on this proposal. Abstentions will be treated as “present” for quorum purposes and, as a result, will have the effect of a vote against this proposal. This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

What frequency of the vote on executive compensation will be considered to have been approved?

Only holders of Class A Shares are entitled to vote on the proposal to approve the frequency of the advisory vote on executive compensation. Provided a quorum is present, Shareholders will be considered to have approved the frequency—every three years, every two years or every one year—receiving the affirmative vote of the majority of shares represented at the Annual Meeting and entitled to vote on this proposal. Abstentions will be treated as “present” for quorum purposes and, as a result, will have the effect of a vote against any frequency. This vote is advisory and is not binding on the Company or the Board. However, the Board will review the result of the vote and take it into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the number of directors shall not be less than fifteen nor more than twenty-four, with the exact number to be fixed by the Board. The Board has fixed the number of directors at nineteen.

At the Annual Meeting, nineteen directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. Sixteen directors are to be elected by the holders of the Company’s Class A Shares, and three directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all of the directors of the Company, except up to six directors elected by the Class A Shares, are required to be Shareholder-Related Directors (as defined above). Eleven of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors, and five of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All three of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

Each Class A Share and Class B Share is entitled to one vote. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (sixteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

Provided a quorum is present, the director nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by each class and subject to the limitation on non-Shareholder Related Directors described above, will be elected. Votes cast against a director or withheld will have no legal effect on the vote.

The following table sets forth certain information concerning the nominees for election to the Board. Each nominee is currently a director and has consented to being named herein as a nominee and to serve as a director if elected.

Name	Age as of 12/31/16	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Bradley A. Alford (1)	60	2014	(5)	Chairman and Chief Executive Officer, Nestlé USA from 2006 to 2013; Member of the Board of Directors of Avery Dennison, and member of its Compensation and Corporate Governance Committees, since 2010.
Louis A. Amen	87	1974		Chairman of the Board, Super A Foods, Inc. since 1971.
John Berberian	65	1991		President, Berberian Enterprises, Inc. since 1977.
Vache Fermanian	48	2015	(6)	Co-Owner & Vice President, B & V Enterprises Inc. since 1993.
Richard E. Goodspeed (1)	80	2007		Principal, Goodspeed & Associates since 1998.
Paul Kapioski	59	2007		President, CAP Food Services Co. since 1988.

Name	Age as of 12/31/16	Year First Elected		Principal Occupation During Last 5 Years
Mark Kidd	66	1992	(2)	President and Chief Executive Officer, Mar-Val Food Stores, Inc. since 1984.
John D. Lang (1)	63	2003		President and Chief Executive Officer, Epson America, Inc. 2002 to 2016.
Roger M. Laverty (1)	69	2014	(5)	President, Grandpoint Bank since December 2016; President and Chief Executive Officer, Farmer Bros. from 2007 to 2011; Member of the Board of Directors of Grandpoint Bank, and member of its Audit Committee, since 2009.
Jay T. McCormack	66	1993		Senior Vice President, Rio Ranch Markets, since 2015; President, Rio Ranch Markets from 1986 to 2015.
G. Robert McDougall	59	2015	(6)	President and Chief Executive Officer, Gelson’s Markets since 2014; President from 2012 to 2014; Executive Vice President of Operations, Perishables and Marketing from 2010 to 2012.
John Najjar	60	2007		President, Cardiff Seaside Market, Inc. since 1985.
Gregory A. Saar	62	2015	(6)	President and Chief Executive Officer, Saar’s Inc. since 1988.
Thomas S. Sayles (1)	65	2003		Senior Vice President, University Relations, University of Southern California (“USC”) since 2011; Vice President, Government and Community Relations, USC, from 2009 to 2011.
Michael S. Trask	62	2007		President, Stanlar Foods, Inc. since 1999.
Kenneth R. Tucker	69	1999		President, Evergreen Markets, Inc. since 1989.

NOMINEES FOR ELECTION BY CLASS B SHARES

Oscar Gonzalez	46	2007		Co-owner, Northgate Gonzalez Markets, Inc. since 1989.
Darioush Khaledi	70	1989	(3)	Chairman of the Board and Chief Executive Officer, K.V. Mart Co. since 1977.
Mimi R. Song	59	1998	(4)	President and Chief Executive Officer, Super Center Concepts, Inc. since 1995.

(1)	Messrs. Alford, Goodspeed, Lang, Laverty, and Sayles are non-Shareholder-Related Directors.

(2)	Mr. Kidd was first elected to the Board in 1992 and served until 2003. He was re-elected in 2006 and has served continuously since.

(3)	Mr. Khaledi was first elected to the Board in 1989 and served until 1991. He was re-elected in 1993 and has served continuously since.

(4)	Ms. Song was first elected to the Board in 1998 and served until 2006. She was re-elected in 2010 and has served continuously since.

(5)	Messrs. Alford and Laverty were appointed to the Board in 2014 and are standing for election at the Annual Meeting.

(6)	Messrs. Fermanian, McDougall and Saar were appointed to the Board in 2015 and are standing for election at the Annual Meeting.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, the Shareholders are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed below pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure in “Compensation of Directors and Executive Officers.” We are providing this advisory vote as is required pursuant to Section 14A of the Securities Exchange Act.

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve specific company performance goals and personal objectives established by the Compensation and Talent Management Committee, without encouraging undue or unreasonable risk-taking.

The Compensation and Talent Management Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our shareholders and current market practices. Please see “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” for information about our executive compensation programs, including information about the fiscal 2016 compensation of the Named Executive Officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our Shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers.” Our shareholders voted at the 2011 annual meeting to have the advisory vote on executive compensation occur at three year intervals, and, accordingly the next such advisory vote will occur at the annual meeting in 2020.

This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our Shareholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

Only holders of Class A Shares are entitled to vote on the proposal to approve executive compensation. Provided a quorum is present, passage of this proposal requires the affirmative vote of the majority of shares represented at the Annual Meeting and entitled to vote on this proposal. Abstentions will be treated as “present” for quorum purposes and, as a result, will have the effect of a vote against this proposal. This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.”

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the Shareholders are being asked to indicate how frequently we should hold future shareholder advisory votes on executive compensation. By voting on this proposal, Shareholders may indicate whether they would prefer a shareholder advisory vote on executive compensation once every one year, two years or three years.

After careful consideration, the Board has decided to recommend that Shareholders vote in favor of holding a shareholder advisory vote on executive compensation every three years. The Board supports a triennial vote because we believe that this frequency will provide the Company with sufficient time to discuss with our shareholders the results of the vote on executive compensation and develop an action plan to respond, will align more closely with the long-term strategic objectives of our executive compensation programs, and will relieve the administrative burden of soliciting shareholder approval annually.

Only holders of Class A Shares are entitled to vote on the proposal on the frequency of the advisory vote on executive compensation. Provided a quorum is present, the frequency—one year, two years or three years—that receives the greatest number of votes will be considered to have been approved by the Shareholders. Abstentions will be treated as “present” for quorum purposes and, as a result, will have the effect of a vote against this proposal. This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our shareholders and will consider the result of this vote in setting the frequency of future shareholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “THREE YEARS” FOR FREQUENCY OF HOLDING FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

BOARD MEETINGS AND COMMITTEES

The following table sets forth information concerning the following committees of the Board: the Audit Committee, the Compensation and Talent Management Committee, the Corporate Governance and Nominating Committee, the Risk, Compliance and Ethics Committee, the Executive Committee, the Finance Committee and the Related Party Subcommittee.

Director	Audit	Compensation and Talent Management	Corporate Governance and Nominating	Risk, Compliance and Ethics	Executive	Finance	Related Party Subcommittee
Bradley A. Alford	X	X			X		X
Louis A. Amen		X			X
John Berberian		X				X
Vache Fermanian			X			X
Oscar Gonzalez	X		Chair		X
Richard E. Goodspeed	X†	X†	X†	X†	Chair†	X†	X†
Paul Kapioski	X				X
Darioush Khaledi		X				Chair
Mark Kidd			X
John D. Lang	Chair	X			X		X
Roger M. Laverty	X	X			X		X
Jay T. McCormack	X				X
G. Robert McDougall
John Najjar				X
Gregory A. Saar			X			X
Thomas S. Sayles		Chair	X
Mimi R. Song		X	X			X
Michael S. Trask				Chair		X
Kenneth R. Tucker	X					X
Richard L. Wright (1)	X	X		X	X

†	Ex officio member

(1)	Mr. Wright will not be standing for re-election at the Annual Meeting.

Meetings

Board

The Board held a total of ten (10) regular meetings during the Company’s fiscal year ended October 1, 2016 (“fiscal 2016”). Each incumbent director attended at least 75% of the total number of meetings of the full Board and of all committees on which the director served, except for Mr. Kidd who attended 80% of the meetings of the Board and 33% of the committee meetings of which he was a member. All of the incumbent directors, elected to the Board at the 2012 Annual Meeting, attended the 2013 annual meeting, except for Messrs. Khaledi, Kidd and Sayles. There were no Annual Meetings in 2014 or 2015. The Company’s Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting and substantially all Board meetings and Committees of the Board on which they serve. Attendance is closely monitored and is considered by the Corporate Governance and Nominating Committee (the “Governance Committee”) during its selection of nominees for election to the Board. The Board held quarterly meetings during fiscal 2016 and anticipates continuing with this schedule, subject to provisions in the Bylaws allowing for additional meetings.

Audit Committee

The Company has an Audit Committee (“Audit Committee”) that presently consists of John D. Lang (Committee Chairman), Bradley A. Alford, Oscar Gonzalez, Paul Kapioski, Roger M. Laverty, Jay T.

McCormack, Kenneth R. Tucker, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Audit Committee. Mr. Lang is considered by the Board to be an “audit committee financial expert” as defined by the rules promulgated by the SEC. The Audit Committee, which met eight (8) times during fiscal 2016, is primarily responsible for (i) overseeing the integrity of the financial statements and financial disclosures, (ii) overseeing the qualification and independence of the independent registered public accounting firm and the internal audit function, (iii) overseeing the performance of the independent registered public accounting firm and the internal audit function, (iv) providing an avenue of communication among the independent registered public accounting firm, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as adopted by the Board.

For a discussion of independence and the Audit Committee financial expert see “Independence” below.

Compensation and Talent Management Committee

The Company has a Compensation and Talent Management Committee (“Compensation Committee”) that presently consists of Thomas S. Sayles (Committee Chairman), Bradley A. Alford, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Roger M. Laverty, Mimi R. Song and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Compensation Committee. The Compensation Committee, which met eight (8) times during fiscal 2016, is responsible for reviewing the salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters. The Compensation Committee is also responsible for reviewing compensation arrangements for directors and for making recommendations to the Board concerning such matters.

Additionally, the Compensation Committee is responsible for reviewing management’s talent management strategy and ensures that such strategy is consistent with the business and financial objectives of the Company, and reviewing the Company’s progress toward its diversity and inclusion goals and compliance with the Company’s responsibilities as an equal opportunity employer.

The Compensation Committee performs its duties in accordance with the Charter for the Compensation Committee as adopted by the Board. The Compensation Committee may form and delegate authority to a subcommittee, or delegate authority to a member, when appropriate, provided that such sub-committee or delegate will be composed exclusively of members of the Compensation Committee and operate pursuant to a written charter

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee (the “Governance Committee”) that presently consists of Oscar Gonzalez (Committee Chairman), Vache Fermanian, Mark Kidd, Gregory A. Saar, Thomas S. Sayles, and Mimi R. Song. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Governance Committee. The Governance Committee, which met three (3) times during fiscal 2016, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Company’s Corporate Governance Guidelines, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees and (iv) periodically conducting an evaluation as to the organization and effectiveness of the Board and Board policies and procedures. The Governance Committee also considers security holders that shareholders believe should be considered for the Board. Shareholder recommendations will receive the same consideration that the Governance Committee’s potential nominees receive.

The Governance Committee performs its duties in accordance with the Charter for the Corporate Governance and Nominating Committee as adopted by the Board.

Risk, Compliance and Ethics Committee

The Company has a Risk, Compliance and Ethics Committee (“Risk Committee”) that presently consists of Michael S. Trask (Committee Chairman), John Najjar, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Risk Committee. The Risk Committee did not meet during fiscal 2016. The Risk Committee serves in an advisory capacity to the Board to oversee the processes that are in place to identify and mitigate significant risks to the Company, as well as the processes that are in place to maintain compliance with applicable legal and regulatory requirements, the Company’s Code of Business Conduct and Ethics, the Code of Financial Ethics, and other ethical standards. The Committee reviews, in coordination with other Board Committees as appropriate, the policies and practices that executive management has established to identify, assess and mitigate organizational risks, oversee the ethical culture of the Company, and shall provide oversight for the Company’s compliance and ethics programs. The Risk Committee performs its duties in accordance with the Charter for the Risk Committee as adopted by the Board.

Executive Committee

The Company has an Executive Committee (“Executive Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, Bradley A. Alford, Louis A. Amen, Oscar Gonzalez, Paul Kapioski, John D. Lang, Roger M. Laverty, Jay McCormack, and Richard L. Wright. The Executive Committee, which met two (2) times during fiscal 2016, meets periodically with management between regular Board meetings to aid the Board in handling matters which, in the opinion of the Chairman of the Board, do not warrant convening a special meeting of the Board, but should not be postponed until the next scheduled meeting of the Board, and to serve as a sounding board for management on strategic initiatives, emerging issues and challenges. In addition, from time-to-time the Board may delegate to the Executive Committee authority to approve specified matters with the full power and authority of the Board or determine whether further review of the Board may be required. The Executive Committee performs its duties in accordance with the Charter for the Executive Committee as adopted by the Board.

Finance Committee

The Company has a Finance Committee (“Finance Committee”) that presently consists of Darioush Khaledi (Committee Chairman), John Berberian, Vache Fermanian, Gregory A. Saar, Mimi R. Song, Michael S. Trask, and Kenneth R. Tucker. Richard E Goodspeed, Chairman of the Board, is an ex officio member of the Finance Committee. The Finance Committee, which met two (2) times during fiscal 2016, is responsible for reviewing proposed financing activities, investments and loans by the Company and capitalization proposals, and making recommendations to the Board regarding such matters. The Finance Committee performs its duties in accordance with the Charter for the Finance Committee as adopted by the Board.

Related Party Subcommittee

The Company has a Related Party Subcommittee of the Audit Committee (“Related Party Subcommittee”) that presently consists of Bradley A. Alford, Roger M. Laverty, and John D. Lang. The Related Party Subcommittee did not meet during the year. The Related Party Subcommittee carries out those functions that the Company’s Related Party Transactions Policy (“RPT Policy”) ascribes to the Related Party Subcommittee, including coordinating with management’s Disclosure Committee to review the relevant facts and circumstances and approve or disapprove, in accordance with the RPT Policy and its Charter, all related party transactions that are required to be approved by the Related Party Subcommittee pursuant to the RPT Policy. In addition, the Related Party Subcommittee oversees the disclosure to the Board of Directors and in the Company’s SEC filings of related party transactions approved by the Related Party Subcommittee pursuant to its Charter and the RPT

Policy. The Related Party Subcommittee performs its duties in accordance with the Charter for the Related Party Subcommittee as adopted by the Board. The Related Party Subcommittee met from time to time in fiscal 2016 at management’s request.

Charters of the Committees

Each of the Committees described above have recommended, and the Board has adopted, and may amend from time to time, written charters. Charters for the Executive, Audit, Compensation and Governance Committees are available on the Company’s website at www.unifiedgrocers.com at “Learn About Us—Corporate Governance.”

Board Leadership Structure

Pursuant to the Company’s Corporate Governance Guidelines, the positions of the Chairman of the Board and the Chief Executive Officer shall be separated. The Chairman of the Board should devote his or her time to managing the affairs of the Board and, along with fellow members of the Board, to overseeing the Chief Executive Officer and the senior management of the Company. The Chief Executive Officer should devote his or her time to managing the daily business operations of the Company along with senior management of the Company. The Board currently believes that the separation of the position of the Chairman of the Board and the Chief Executive Officer of the Company provides the best structure to govern the Company efficiently and effectively.

Independence

SEC rules require that a company whose securities are not listed on a national securities exchange disclose in its proxy statement whether each director, nominee for director and member of its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are “independent.” In determining independence, the Company may select the definition of “independence” under the rules of a national securities exchange. The Company has selected the rules of the New York Stock Exchange (“NYSE”).

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose Members purchase food and related products and services from the Company. Each of the Company’s directors, other than Messrs. Alford, Goodspeed, Lang, Laverty and Sayles, is an owner, employee or executive officer of a supermarket operator that has purchased products and services from the Company, in each of the last three fiscal years, in excess of the greater of (i) $1 million or (ii) 2% of such grocery store chain’s gross revenues. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Governance Committee meets to consider any potential nominees who have been recommended by shareholders. Nominee recommendations by shareholders must be submitted to the Governance Committee in writing by September 26, 2017 for consideration by the Governance Committee of the proposed nominee’s inclusion in the proxy statement for the Company’s 2018 annual meeting, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. Shareholder recommendations receive the same consideration that the Governance Committee’s potential nominees receive. Finally, when deemed appropriate and necessary, the Governance Committee has employed the services of a third party search firm to identify potential nominees. During fiscal 2016, the Governance Committee did not receive any shareholder recommendations or employ the services of a third party search firm.

Essential criteria for all candidates considered by the Governance Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In addition, the Governance Committee may consider other criteria, including relevant management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; experience in commercial lending or other financing activities; and an individual’s experience as a Member of the Company. Finally, the Governance Committee believes that the Company is well-served if its Board includes Members from the many geographic regions in which the Company operates as well as the diverse formats operated by Members. Thus geographic and format diversity are additional criteria considered by the Governance Committee in selecting Shareholder-Related Director nominees.

In selecting director nominees, the Governance Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance, including participation and commitment, if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Board’s nominees for the Annual Meeting have been recommended by the Governance Committee, and have been selected by the full Board.

Communications with Directors

Shareholders may communicate with the respective chairs of the Audit Committee, the Compensation Committee, or the Governance Committee, or with any other director, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that pertain to information typically addressed by the Company’s complaint hotline procedures supervised by the Audit Committee will be delivered to the hotline.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, the Company’s Compensation Committee consisted of Thomas S. Sayles (Committee Chairman), Bradley A. Alford, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Roger M. Laverty, Mimi R. Song, and Richard L. Wright, as well as Richard E. Goodspeed, ex officio member and Chairman of the Board. As Chairman of the Board, Mr. Goodspeed is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director, Chairman or committee member. No executive officer of the Company serves on the board of directors of any other company that has one or more executive officers serving as a member of the Compensation Committee. In addition, no executive officer of the Company serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors. No such interlocking relationships existed during fiscal 2016.

PRINCIPAL SHAREHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Mimi R. Song Super Center Concepts, Inc. 15510 Carmenita Road Santa Fe Springs, CA 90620	25,286	6.27%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of January 19, 2017, by each Shareholder-Related Director nominee and his or her affiliated companies, and by all Shareholder-Related Directors and their affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of shares the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Bradley A. Alford (3) Nestlé USA.	0	0.00%	0	0.00%	0	0.00%
Louis A. Amen Super A Foods, Inc.	350	0.29%	12,287	3.05%	1,470	1.30%
John Berberian Berberian Enterprises, Inc.	350	0.29%	8,572	2.13%	1,934	1.72%
Vache Fermanian B & V Enterprises, Inc.	350	0.29%	3,057	0.76%	254	0.23%
Oscar Gonzalez (1)(2) Northgate Gonzalez Markets, Inc.	350	0.29%	12,785	3.17%	2,754	2.44%
Richard E. Goodspeed (3) Goodspeed & Associates	0	0.00%	0	0.00%	0	0.00%
Paul Kapioski CAP Food Services Co.	350	0.29%	25	0.01%	38	0.03%
Darioush Khaledi (1) K.V. Mart Co.	350	0.29%	16,395	4.06%	2,491	2.21%
Mark Kidd Mar-Val Food Stores, Inc.	350	0.29%	2,907	0.72%	563	0.50%
John D. Lang (3)	0	0.00%	0	0.00%	0	0.00%

Roger M. Laverty (3)	0	0.00%	0	0.00%	0	0.00%

Jay T. McCormack (4) Rio Ranch Markets	0	0.00%	948	0.24%	634	0.52%
G. Robert McDougall Gelson’s Markets	350	0.29%	9,923	2.46%	2,266	2.01%
John Najjar Cardiff Seaside Market, Inc.	350	0.29%	238	0.06%	163	0.14%
Gregory A. Saar Saar’s, Inc.	350	0.29%	107	0.03%	167	0.15%
Thomas S. Sayles (3) University of Southern California	0	0.00%	0	0.00%	0	0.00%
Mimi R. Song (1) Super Center Concepts, Inc	350	0.29%	25,286	6.27%	12,006	10.65
Michael S. Trask Stanlar Foods, Inc.	350	0.29%	17	0.00%	26	0.02%
Kenneth R. Tucker Evergreen Markets, Inc.	350	0.29%	267	0.07%	79	0.07%
Richard L. Wright (5) Market of Choice, Inc.	350	0.29%	3,122	0.77%	448	0.40%
All directors and their affiliated companies as a group	4,900	4.03%	495,936	23.78%	25,293	22.44%
(1)	Elected by Class B Shareholders.

(2)	Mr. Gonzalez is a shareholder and officer of a family-owned corporation.

(3)	Non-Shareholder-Related Director.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(4)	Mr. McCormack has beneficial ownership of Class B Shares and Class E Shares held through various entities.

(5)	Mr. Wright will not be standing for re-election at the Annual Meeting.

*	The address of each beneficial owner is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent (10%) or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Mr. McCormack, a Shareholder-Related Director of the Company, did not timely file Forms 4 related to transactions by an affiliated Member in our Class A, Class B and Class E Shares in 2015. Additionally, the following Shareholder-Related Directors did not timely file Forms 4 required in connection with the Company’s repurchase of Class E Shares owned by their affiliated Members in 2016: Mr. Amen, Mr. Berberian, Mr. Gonzalez, Mr. Khaledi, Mr. Kidd, Mr. McCormack, Ms. Song, Mr. Tucker, and Mr. Wright.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or any persons performing similar functions as required by the rules promulgated by the SEC. The Code of Financial Ethics has been posted to the Company’s Internet website at www.unifiedgrocers.com. The Company intends to satisfy disclosure requirements regarding amendments to, or waivers from, any provisions of its Code of Financial Ethics on its website. The Company’s Board approved a new Code of Financial Ethics in fiscal 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2016 and 2017 Compensation Highlights

For fiscal 2016, upon the recommendation of the Compensation Committee, the Company paid bonuses to senior management as the financial targets established by the Board for the year were achieved. In addition, base salary for the Company’s Chief Executive Officer and senior management will increase in fiscal 2017 as compared to fiscal 2016. The annual executive bonus plan criteria structure remains unchanged from fiscal 2016 to fiscal 2017.

Effective October 1, 2016, Mr. Michael F. Henn, Executive Vice President and Chief Financial Officer, retired from the position of Chief Financial Officer. He remains with the Company as an Executive Vice President. The Board named Ms. Christine Neal as Executive Vice President, Chief Financial Officer, and Treasurer.

The Compensation and Talent Management Committee

Committee Members

The Compensation and Talent Management Committee (the “Compensation Committee”) consists of nine directors; Thomas S. Sayles (Chairman), Bradley A. Alford, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Roger M. Laverty, Mimi Song and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Compensation Committee. Each of the Compensation Committee members served on the Compensation Committee throughout the year. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of the NYSE with the exception of those Shareholder-Related Directors discussed above under “Independence.” The Compensation Committee meets as often as necessary to perform its duties and responsibilities.

Role of the Compensation Committee

The Compensation Committee’s purpose is to:

•	determine the Company’s performance goals and personal objectives relevant to the compensation of each corporate officer;

•	evaluate the performance of each corporate officer in light of those goals and objectives;

•	determine the compensation of each corporate officer based on this evaluation;

•	make recommendations to the Board with respect to incentive compensation plans;

•	make recommendations to the Board with respect to compensation and performance goals for the Chief Executive Officer;

•	make recommendations to the Board with respect to compensation of the directors;

•	monitor and review the Company’s qualified and non-qualified benefit plans and make recommendations to the Board with respect to such plans;

•	review the Company’s talent development programs and policies; and

•	review the Company’s diversity and inclusion programs and policies.

Compensation Committee Process

Annual Evaluation

The Compensation Committee meets near the beginning of each fiscal year to:

(i)	evaluate the performance of all corporate officers, including the named executive officers,

(ii)	determine their annual bonuses, if any, for the prior fiscal year,

(iii)	establish their base salaries for the current fiscal year, and

(iv)	with input from the Chief Executive Officer as described below, establish the Company’s performance goals and each officer’s personal objectives for the current fiscal year.

The evaluation process includes the Compensation Committee’s consideration of each officer based on numerous criteria, including the relative importance to the Company and the relative difficulty of the officer’s assigned responsibilities and objectives, the achievement of those responsibilities and objectives, the officer’s experience, the relative value of the officer’s contribution to the success of the Company, and the overall financial results of the Company for the most recent fiscal year. The Company tracks the performance of individual initiatives throughout the year, and the results are part of the evaluation process. In addition, the Company’s performance goals are incorporated into the Company’s annual budget that is approved by the Board. Typically, the President and Chief Executive Officer of the Company is present during the evaluation process except when the Compensation Committee discusses the performance of such individual. The determinations of the Compensation Committee with respect to the compensation of the Chief Executive Officer are subject to the approval of the Board.

At the Company’s 2014 annual meeting, approximately 73% of the votes cast supported the Company’s say-on-pay resolution. The Compensation Committee considered the results of the advisory vote and input from members of the Board, who represent some of the Company’s largest shareholders, who expressed no significant concerns regarding the Company’s compensation practices. While the Compensation Committee did not change its fiscal 2016 or fiscal 2017 compensation programs as a result of the 2014 say-on-pay vote, its shareholder engagement was one of the factors driving its adoption of a long-term incentive plan in fiscal 2013 to better link long-term compensation for officers to the long-term financial performance of the Company.

Management’s Role in Determining Executive Compensation

At the request of the Compensation Committee, the President and Chief Executive Officer provides the Compensation Committee with an evaluation of each officer’s performance for the prior year and a recommendation for such officer’s personal objectives, target bonus and salary for the current fiscal year, except for matters related to the President and Chief Executive’s own evaluation and compensation.

Compensation Consultant and Periodic Competitive Assessments of Total Compensation

In performing its compensation evaluations, from time to time the Compensation Committee engages the services of an independent consultant to review and provide recommendations with respect to the compensation of executive officers in order to assist the Compensation Committee in its assessment of the competitiveness of the Company’s compensation arrangements. In 2008, Pearl Meyer & Partners, LLC (“Pearl Meyer”) was selected by the Compensation Committee as its compensation consultant after a process that considered several qualified firms. At the Compensation Committee’s request, Pearl Meyer conducted a comprehensive review of executive compensation levels and structure in fiscal year 2011 and 2015 (the “2011 Compensation Survey” and the “2015 Compensation Survey”). In fiscal 2016 Pearl Meyer conducted limited market compensation analyses for selected officer positions. Pearl Meyer is engaged directly by, and reports directly to, the Compensation Committee. Other than its role as consultant to the Committee, Pearl Meyer performs no work for the Company.

In accordance with its charter, the Compensation Committee analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of the firm’s total revenue; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflict of interest.

As part of its reviews, Pearl Meyer conducted interviews with the Compensation Committee members and selected executives to gather information and perspectives regarding the Company and its compensation and benefit programs. While Pearl Meyer interacted with management during the course of the reviews to gather information, data and perspectives, its study results and recommendations were developed and reported by Pearl Meyer directly to the Compensation Committee. Pearl Meyer attended Compensation Committee meetings to present results, answer questions and advise the Compensation Committee with respect to its reviews.

During fiscal 2012, the Compensation Committee consulted with Pearl Meyer regarding developments and best practices in executive compensation matters. Such consultations were educational in nature. In addition, during fiscal 2011, Pearl Meyer was engaged to examine the Company’s officer retirement programs and incentive plans. The engagement continued into fiscal 2012, with the result of that engagement being the adoption by the Company of the long-term incentive program described below for application in fiscal 2013 and subsequent years.

The Compensation Committee referred to the 2011 Compensation Survey when the Compensation Committee reviewed and approved executive compensation for fiscal 2012 through 2015. The Compensation Committee referred to the 2015 Compensation Survey when the Compensation Committee reviewed and approved executive compensation for fiscal 2016 and 2017. The Compensation Committee’s rationale for not revising the comprehensive compensation survey every year is that the Compensation Committee believes that the executive compensation benchmarks or the comparable companies (the “Peer Group”) are not likely to have significant changes on an annual basis.

Due to the lack of public information concerning wholesale grocery cooperatives comparable in size to the Company, when conducting the 2011 Compensation Survey Pearl Meyer established a Peer Group of 19 companies (see list below) in the distribution, wholesale and retail grocery industries with annual revenues between $2.3 billion and $9.0 billion for determining the competitiveness of executive compensation. Peer Group information was supplemented by information from published and private compensation surveys and other data developed by Pearl Meyer. In selecting the industries represented in the Peer Group, Pearl Meyer considered the fact that the Company often recruits its executives from these industries. The Peer Group for the 2011 Compensation Survey was as follows:

2011 Compensation Survey—Peer Companies
The Andersons, Inc.	Nash Finch Company
Associated Wholesale Grocers	The Pantry, Inc.
BJ’s Wholesale Club, Inc.	Ruddick Corp.
Casey’s General Stores, Inc.	Spartan Stores, Inc.
Chiquita Brands International, Inc.	Stater Bros. Holdings Inc.
Core-Mark Holding Co. Inc.	United Natural Foods, Inc.
Del Monte Foods Company	Wakefern Foods
Dole Food Company, Inc.	Weis Markets, Inc.
Flowers Foods Inc.	Whole Foods Market, Inc.
Ingles Markets, Inc.

Pearl Meyer determined from the results of the 2011 Compensation Survey that, at the time, the Company’s total direct compensation (as defined below) for the executive positions surveyed was at or below the 25th percentile of the market levels (comprised of data from the Peer Group and general survey data) on both an actual and target basis. The 2011 Compensation Survey found total remuneration was between the 25th and 50th percentile after including other compensation and change in pension values (as defined below). The 2011 Compensation Survey also found the following with respect to the individual elements of total compensation: base salaries (50th percentile); total cash compensation (“TCC”), defined as salaries plus actual bonuses (50th percentile); total direct compensation (“TDC”), defined as base salary plus bonus plus long-term incentive (25th percentile); and benefits plus perquisites (above the 75th percentile). In conducting the 2011 Compensation Survey, Pearl Meyer noted that certain officers bear responsibilities in addition to those borne by officers in the Peer Group with similar titles. In conducting the 2011 Compensation Survey, Pearl Meyer noted that the absence of a long-term or equity incentive plan for the officers resulted in the below market TDC, and that the Executive Salary Protection Plan, as amended (“ESPP”), served only as a partial substitute for a long-term incentive plan, which resulted in the findings with respect to benefits and total remuneration. As part of the 2011 Compensation Survey, Pearl Meyer conducted an extensive re-examination of the extent to which total direct compensation is below the targeted 50th percentile due to the lack of a long-term or equity incentive plan and presented to the Compensation Committee options for a potential long-term incentive plan. The Compensation Committee extended its engagement of Pearl Meyer for the purpose of further analyzing the elements of the Company’s compensation practices, including continuing work with respect to developing a long-term incentive plan. In December 2012, the Compensation Committee adopted the long-term incentive program (“LTIP”) described below for executive officers for utilization in fiscal 2013 and subsequent years.

When conducting the 2015 Compensation Survey, Pearl Meyer established a Peer Group of 14 companies in the distribution, wholesale and retail grocery industries with annual revenues between $2 billion and $18 billion for determining the competitiveness of executive compensation. Consistent with the 2011 Compensation Survey, Peer Group information was supplemented with information from published and private compensation surveys and other data developed by Pearl Meyer. In selecting the industries represented in the Peer Group, Pearl Meyer considered the fact that the Company often recruits its executives from these industries. The Peer Group for the 2015 Compensation Survey was as follows:

2015 Compensation Survey—Peer Companies
The Andersons, Inc.	SpartanNash Company
Casey’s General Stores, Inc.	Sprouts Farmers Market, Inc.
Core-Mark Holding Co. Inc.	SUPERVALU Inc.
Flowers Foods Inc.	United Natural Foods, Inc.
Ingles Markets, Inc.	Weis Markets, Inc.
Pinnacle Foods Inc.	The WhiteWave Foods Company
Smart & Final Stores, Inc.	Whole Foods Market, Inc.

The 2015 Compensation Survey found total direct compensation (as defined below) for the executive positions surveyed was between the 25th and 50th percentile market levels. The 2015 Compensation Survey also found the following with respect to the individual elements of total compensation: base salaries (37th percentile); total cash compensation (“TCC”), defined as salaries plus actual bonuses (33rd percentile); and total direct compensation (“TDC”), defined as base salary plus bonus plus long term incentives (28th percentile).

In making compensation decisions for all executive officers, including the named executive officers, the Compensation Committee considered the findings and recommendations of the Pearl Meyer (i) 2011 Compensation Survey for fiscal 2014 and 2015 and (ii) 2015 Compensation Survey for fiscal 2016 and 2017.

Compensation Philosophy

The Compensation Committee’s compensation philosophy is that compensation of executive officers should encourage creation of shareholder value and the achievement of strategic corporate objectives by attracting, retaining and motivating executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Compensation Committee believes that:

•

the total compensation of each executive should be competitive with the total compensation paid to executives with comparable duties by companies in an appropriate peer group, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•

generally, total compensation for executive officers should be targeted to the 50th percentile of the total compensation paid to officers with comparable duties by companies in an appropriate peer group;

•

the bonus program should motivate each executive to achieve specific Company performance goals and personal objectives established by the Committee, without encouraging undue or unreasonable risk-taking by employees; and

•	the bonuses and long-term compensation program should serve to align the executive’s interests with those of the Company’s shareholders.

Following its consideration of the executive compensation review discussed above, the Compensation Committee affirmed this compensation philosophy.

Elements of Executive Compensation

We seek to implement the Compensation Committee’s philosophy described above by providing a complementary set of compensation programs to our named executive officers (“NEOs”) with attractive, flexible and market-based total compensation tied to annual and long-term relative performance and aligned with the interests of our shareholders/members. The key elements of our executive compensation programs for our NEOs are summarized below.

	Compensation Element	Purpose	Key Characteristics

Fixed Component	Base Salary	Compensate fairly and competitively	Determined by responsibility, level of position, competitive pay assessment and individual performance

Performance- Based Components	Cash Bonus Plan	Motivate and reward achievement of annual business objectives	Financial Metrics* Target set as percentage of Base Salary if Threshold Achieved Subject to downward adjustment for failure to achieve objectives

	LTIP —Appreciation Units —Full Value Units	Link the interests of our executive officers to those of our shareholders/members and retain executive talent

Appreciation Units reflect the change in, and Full Value Units reflect, the exchange value of a share of the Company’s Class A or Class B stock plus cumulative patronage dividends, cash dividends and, for pre-2017 performance cycles awards, non-allocated retained earnings attributable to such share over the vesting period of such Unit

Four-year performance period

*	These financial metrics are non-GAAP financial measures. For more information, see “Cash Bonus Plan” below.

Base Salaries

The chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2014, 2015 and 2016:

Name	Title	Year	Base Salary (%)	Non-Equity Incentive Plan (%)	All Other Compensation (%)
Robert M. Ling, Jr.	President and Chief Executive Officer	2016	35	38	28
		2015	69	0	31
		2014	37	36	27

Michael F. Henn	Executive Vice President, Chief Financial Officer (1)	2016	53	40	7
		2015	—	—	—

Christine Neal	Executive Vice President, Chief Financial Officer, Treasurer (1)	2016	47	28	25

Leon G. Bergmann	Executive Vice President, Sales and Procurement	2016	48	28	24
		2015	72	0	28
		2014	51	25	24

Joseph L. Falvey	Executive Vice President, Market Centre	2016	46	28	26

Daniel J. Murphy	Executive Vice President, Fresh Programs and Manufacturing	2016	46	27	27
		2015	70	0	30
		2014	50	24	26

(1)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016. Ms. Neal was appointed as Executive Vice President, Chief Financial Officer, and Treasurer effective October 1, 2016.

Cash Bonuses

In recognition of the correlation between the Company’s performance and the enhancement of shareholder value, the Company’s officers may earn annual cash bonuses under one of two plans. The Company has established a plan (the “Cash Bonus Plan”) for senior management under which each of the Company’s officers is eligible to earn an annual cash bonus. In 2013, the Company adopted the LTIP for executive officers to provide long-term incentive compensation and amended the LTIP in fiscal year 2016 related to awards issued for the 2016 Performance Cycle (as defined below) and future Performance Cycles. The LTIP was further amended in fiscal year 2017 related to awards issued for the 2017 Performance Cycle (as defined below) and future Performance Cycles.

Cash Bonus Plan

Under the Cash Bonus Plan, at the beginning of each fiscal year a target bonus and a maximum bonus, each expressed as a percentage of the officer’s base salary, are established for each officer, as well as a minimum performance threshold. The target bonus, maximum bonus and performance threshold are established by the Compensation Committee for each executive officer other than the President and Chief Executive Officer and by the Board upon the recommendation of the Compensation Committee for the President and Chief Executive Officer. For fiscal 2014 to 2015, the bonus target as a percentage of base salary was set at 100% for the President and Chief Executive Officer, 50% for Executive Vice Presidents and 30% for Senior Vice Presidents. For fiscal 2016, the bonus target as a percentage of base salary was set at 100% for the President and Chief Executive Officer, 55% for Executive Vice Presidents and 40% for Senior Vice Presidents. If the performance of the Company does not reach the minimum performance threshold, no bonus is earned. If the Company exceeds or falls short of the performance threshold, the bonus percentage will be adjusted accordingly. Additionally, the Compensation Committee may adjust any bonus payable under the Cash Bonus Plan in its sole discretion.

The minimum performance threshold consisted of one component: the pre-bonus earnings before income taxes, depreciation, amortization, and patronage dividends (“EBITDAP”). The pre-bonus EBITDAP must be at least 80% of the budget approved by the Board. If that minimum performance threshold is met, the performance level of each officer is then dependent upon the achievement of certain Company performance goals based on the annual budget approved by the Board. The achievement of the Company performance goals is weighted 40% based on pre-bonus EBITDAP, 40% based on sales and 20% based on expense ratio. The expense ratio is defined as distribution, selling and administrative expenses divided by gross billings. Participants may earn between 50% and 150% of their bonus target percentage per performance goal if the minimum performance threshold is met. Generally, the Compensation Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year. For fiscal 2015, the minimum threshold for the EBITDAP was not met; therefore, no bonuses were awarded for fiscal 2015. The minimum threshold was attained for fiscal 2016 and 2014, and cash bonuses were awarded for senior management totaling approximately $2,736,000 and $1,993,000, respectively.

In evaluating the Chief Executive Officer, the Compensation Committee considers evaluations of the Chief Executive Officer by each member of the Board. For fiscal 2016, 2015 and 2014, the Company performance goals used for determining the annual bonus of the Chief Executive Officer were the same as the Company performance goals used for determining the annual bonuses of the other NEOs under the Cash Bonus Plan. For these years, the Chief Executive Officer’s personal objectives included the Chief Executive Officer’s effectiveness in planning and implementing the strategy of the Company, the Chief Executive Officer’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the Chief Executive Officer’s talent management including mentoring senior executives, building team spirit and motivating the employees, and the Chief Executive Officer’s personal effectiveness, including the Chief Executive Officer’s relationship with the Board and the Board committees and communication skills.

The minimum performance threshold for fiscal 2017 will be the same as for fiscal 2016. However, for fiscal 2017, the bonus target as a percentage of base salary is set at 100% for the President and Chief Executive Officer, 60% for the Executive Vice Presidents and 50% for Senior Vice Presidents.

The tables below contain information relating to the targets and actual results of each performance goal and bonus awarded under the Cash Bonus Plan to the NEOs in fiscal 2016.

Performance Goal	Minimum Threshold	Actual
Pre-bonus EBITDAP, as a percentage of budget	80.0%	111.8%

	Approved Budget	Actual	Bonus Weight Percentage	Bonus Percentage
Company goals (amounts in thousands, except for percentages)
Pre-bonus EBITDAP	$37,745	$42,199	40.0	51.8
Gross Billings	$3,822,870	$3,862,267	40.0	37.9
Expense ratio	6.98%	7.03%	20.0	17.6

Cash Bonus Plan rate				107.3

The bonus awarded for fiscal 2016 to each of the NEOs is set forth in the Summary Compensation Table below.

Name	2016 Base Salary	Bonus Target Percentage of Base Salary	Total Bonus Percentage of Target Achieved for Fiscal 2016	Bonus awarded for Fiscal 2016
Robert M. Ling, Jr.	$850,000	100%	107.3%	$912,050
Michael F. Henn (1)	500,000	55	107.3%	295,075
Christine Neal (1)	385,000	55	107.3%	227,208
Leon Bergman	435,000	55	107.3%	256,715
Joseph L. Falvey	385,000	55	107.3%	227,208
Daniel J. Murphy	400,000	55	107.3%	236,060

(1)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016. Ms. Neal was appointed as Executive Vice President, Chief Financial Officer, and Treasurer effective October 1, 2016.

Over the past three years, the Company has achieved performance of the target level twice. The average approximate payout of bonuses as a percentage of base salaries for the NEOs over the past three years has been 45.06%. Generally, the Compensation Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year.

Long-Term or Equity Incentives (“LTIP”)

Prior to fiscal 2013, the Company had not provided long-term or equity incentive awards. For fiscal 2013, the Company adopted the LTIP for senior management to align officers’ interests with those of shareholders by linking compensation to the long-term financial success of and value creation at the Company, providing a balance to the short-term focus of the annual cash bonuses and helping the Company attract and retain executive talent by making the Company’s total compensation offerings to officers more competitive. Under the LTIP, each year upon approval by the Board, eligible officers will receive appreciation units. The LTIP was amended on December 28, 2015, to expand the awards that may be granted under the LTIP to include full-value units. Full-value units and appreciation units are collectively referred to as “Units.” The President and Chief Executive Officer, and Executive and Senior Vice Presidents are eligible to receive Units. Vice Presidents of the Company may be awarded Units at the discretion of the Compensation Committee. The LTIP was amended on January 18, 2017 to remove changes in non-allocated earnings from the calculation of earnings attributable to the Units awarded for the 2017 Performance Cycle and future Performance Cycles. In addition, the LTIP was amended to eliminate full vesting of Units upon a change in control event for the units awarded for the 2017 Performance Cycle and future Performance Cycles. Pursuant to the amendment, participants will only be eligible for the amount of the award that has vested to the point of the change in control.

Under the LTIP, each Appreciation Unit has a value equal to the increase, or appreciation, in the Company’s Exchange Value per Share for a share of the Class A or Class B stock of the Company, plus cumulative cooperative patronage dividends, cash dividends and non-allocated retained earnings attributable to such share over the vesting period of the Appreciation Units (“Share Value”). The Appreciation Units will vest in equal monthly installments over a period of four fiscal years (the “Performance Cycle”) and be paid out at the end of the Performance Cycle. For example, the Appreciation Units awarded for fiscal 2013 vested over the Performance Cycle starting on September 30, 2012 and ending on October 1, 2016 and, if the appropriate targets had been achieved, would have been paid out shortly thereafter, subject to the review and approval of the Compensation Committee and deferral elections of participants. The fiscal 2013 Performance Cycle ended October 1, 2016. The Appreciation Units were issued at an Exchange Value per Share of $316.11 compared to the fiscal 2016 Share Value of $200.27. Since there was no appreciation in the Share Value, there were no LTIP payments to the participants. Beginning with the 2017 Performance Cycle awards, the Share Value will no longer include the non-allocated retained earnings attributable to such shares over the vesting period of the Appreciation Units.

Under the LTIP, each Full-Value Unit entitles the award recipient to receive the “maturity value” of the Full-Value Units at the end of the Performance Cycle assigned to the Full-Value Units. The “maturity value” for a Full-Value Unit is the Company’s Exchange Value per Share for a share of the Class A or Class B stock of the Company, plus cumulative cooperative division patronage dividends, cash dividends and non-allocated retained earnings attributable to such share Exchange Value per Share, as calculated from the Company’s financial statements for the fiscal year end that coincides with the end of their Performance Cycle assigned to the Full-Value Units. The vesting and payment policy for Full-Value Units is the same as for Appreciation Units. Beginning with the 2017 Performance Cycle awards, the maturity value of the Full-Value Units will no longer include the non-allocated retained earnings attributable to such shares over the vesting period of the Full-Value Units.

The Compensation Committee determines the number of Units to be awarded by starting with a targeted compensation gap that the awards are designed to fill for each officer. The Units are targeted to have a value equal to the targeted compensation gap when they are paid out to the officer at the end of the Performance Cycle. To calculate the number of Units to be awarded at the start of the Performance Cycle such that those Units achieve the targeted compensation gap, the Compensation Committee uses an assumed compound annual growth rate (“CAGR”) of the Units over the Performance Cycle. If the actual CAGR of the Units over the Performance Cycle is higher than the assumed CAGR used by the Compensation Committee in making the award (e.g., the Company’s Exchange Value per Share, dividends and non-allocated retained earnings exceed expectation), then the actual value of the Units at the end of the Performance Cycle may exceed the targeted compensation gap. If, on the other hand, the actual CAGR of the Units over the Performance Cycle is lower than the assumed CAGR used by the Compensation Committee in making the award (e.g., the Company’s Exchange Value per Share, dividends and non-allocated retained earnings fall short of expectation), then the actual value of the Units at the end of the Performance Cycle may not meet the targeted compensation gap.

The assumed CAGR recommended by Pearl Meyer in the design of the LTIP for fiscal 2013, and used by the Compensation Committee in determining the number of Units to be awarded for fiscal 2014 and 2015 to achieve the targeted compensation gap, was 5.7%. For fiscal 2016, the assumed CAGR used by the Compensation Committee in determining the number of Units to be awarded for fiscal 2016 to fill the targeted compensation gap was 4.2%. For fiscal 2017, the assumed CAGR used by the Compensation Committee in determining the number of Units to be awarded for fiscal 2017 to fill the targeted compensation gap was 3.0%. For reference, as of the end of fiscal 2012 and 2013, the historical 4-year CAGRs were 5.5% and .06%, respectively, and the historical 8-year CAGRs were 10.9% and 7.6%, respectively. The Compensation Committee may use a different CAGR for determining awards in future years.

The following table sets forth the following for each of fiscal 2014, 2015, 2016, and 2017 and for each of the NEOs and all executive officers as a group:

•	The targeted compensation gap the LTIP award was designed to fill at the time the award was made;

•	The number of Units awarded; and

•	Three hypothetical potential values of the Units calculated using three assumed potential CAGRs for the Performance Cycle.

			Targeted Compensation Gap When Units were Awarded ($)			Potential Value of Units at End of Four-Year Performance-Cycle
Name(1)	Title	Award Year		Appreciation Units Awarded	Full Value Units Awarded	2.5 % CAGR ($)(2)	5.0 % CAGR($) (2)	7.0 % CAGR($) (2)
Robert M. Ling, Jr	President & Chief Executive Officer	2017	1,733,333	51,719	2,164	1,553,645	2,758,944	3,787,230
		2016	1,467,000	31,450	1,875	1,042,054	1,769,145	2,389,453
		2015	1,200,000	25,000	—	694,742	1,442,222	2,079,925
		2014	1,110,000	16,000	—	464,000	963,744	1,389,880

Christine Neal	Executive Vice President, Chief Financial Officer and Treasurer (2)	2017	366,667	10,941	458	328,605	583,576	801,102

Leon Bergmann	Executive Vice President, Sales and Procurement	2017	366,667	10,941	458	328,605	583,576	801,102
		2016	333,333	7,150	425	236,631	401,904	542,905
		2015	300,000	6,300	—	175,075	363,440	524,141
		2014	278,000	4,000	—	116,063	240,936	347,470

Joseph L. Falvey	Executive Vice President, market Centre	2017	366,667	10,941	458	328,605	583,576	801,102

Daniel J. Murphy	Executive Vice President, Fresh Programs and Manufacturing	2017	366,667	10,941	458	328,605	583,576	801,102
		2016	333,333	7,150	425	236,631	401,904	542,905
		2015	300,000	6,300	—	175,075	363,440	524,141
		2014	278,000	4,000	—	116,063	240,936	347,470

All executive officers, excluding NEOs, as a group (3)		2017	1,741,667	51,965	2,174	1,560,970	2,771,996	3,805,167
		2016	1,500,000	32,190	1,900	1,062,451	1,806,232	2,440,780
		2015	1,207,000	25,200	—	700,300	1,453,759	2,096,564
		2014	555,000	8,000	—	232,126	481,872	694,940

(1)	Mr. Henn began employment after the end of fiscal 2015 and has waived participation in the LTIP.

(2)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016, he remains an officer of the Company; Ms. Neal was appointed to the position of Executive Vice President, Chief Financial Officer, and Treasurer effective October 1, 2016.

(3)	Includes only current officers.

The LTIP provides that in the event of an officer’s termination, (i) if such termination is voluntary by an officer with less than four years of service as an officer of the Company or is by the Company for cause, all outstanding Units for active Performance Cycles (i.e., Performance Cycles that have not ended) will be forfeited, and (ii) if such termination is voluntary by an officer with more than four years of service as an officer of the Company, is for death or disability of an officer or is by the Company without cause, Units awarded for active Performance Cycles will vest only as to the number of full months worked during such Performance Cycles and payment for such vested Units shall be made following the end of such Performance Cycles, subject to compliance with non-competition restrictions. For pre-2017 Performance Cycles, in the event of a change in control of the Company, all unvested Units will immediately vest in full and be paid out based on the share value calculated as the fair market value of the consideration (whether in cash, securities or other property) that a holder of a Class A and Class B Share of the Company receives in such change in control as determined by the Compensation Committee in its sole discretion. Pursuant to the LTIP amendment discussed above, for the 2017 Performance Cycle and subsequent Performance Cycles, participants will only be eligible for the amount of the award that has vested to the point of the change in control; participants’ Units will no longer fully vest upon a change in control event.

Incentive Compensation Recoupment Policy

In fiscal 2008, the Company adopted an Incentive Compensation Recoupment Policy. Under this policy, the Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee after January 1, 2009 if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that subsequently are reduced due to a restatement; (b) the Board or an appropriate committee determines that the employee engaged in any fraud or willful misconduct that caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded; provided that the Company will not seek to recover bonuses or incentive compensation paid more than three years prior to the date the applicable restatement is disclosed. The Compensation Committee affirmed this policy for fiscal 2017.

Termination and Severance Benefits

The Company has executed severance agreements with the Company’s President and Chief Executive Officer, the Executive Vice-Presidents and Senior Vice-Presidents of the Company. Please see descriptions of the severance agreements below in “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements.”

Pension Benefits

Consistent with the Company’s objective to attract and retain qualified personnel, the Company provides pension benefits to employees, including officers, pursuant to the Company’s defined benefit pension plan. Through the end of fiscal 2012, the Company also provided supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan, as amended (the “ESPPIII”), which was frozen as of the end of fiscal 2012. The Company replaced the ESPPIII with a Supplemental Executive Retirement Plan (“SERP”) starting in fiscal 2013. Prior to the end of fiscal 2014, the Company amended the Unified Cash Balance Plan (“Cash Balance Plan”) to close the plan to new entrants effective December 31, 2014. In addition, the Cash Balance Plan was frozen at December 31, 2014 such that current participants will no longer be credited with any future benefit accruals based on their years of service and pensionable compensation after that date. Each of these retirement benefits are described under “Compensation of Directors and Executive Officers—Pension Benefits” below.

Deferred Compensation Plans

Employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan (the “SSP”) adopted pursuant to Section 401(k) of the Internal Revenue Code. Certain highly compensated employees, including, but not limited to, officers, may also defer income from their earnings through voluntary contributions to the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit pursuant to a contribution and “matching” component of the Company’s plans. The contribution and matching components of the plans are subject to limitations set forth in regulations applicable to Section 401(k) plans generally and the Company’s plans specifically. The amount of these additional contributions made during fiscal 2016 for the benefit of the named executive officers is set forth in the footnotes to the Summary Compensation Table below. Both plans are described under “Nonqualified Deferred Compensation” below.

Additional Benefits

Executive officers are entitled to a supplemental officer health insurance benefit and an officer retiree medical benefit, which are described under “Compensation of Directors and Executive Officers—Officer Health Insurance Plan” below, and a supplemental disability insurance benefit, which is described under “Officer Disability Insurance” below.

Compensation Decisions for Fiscal 2016 and Fiscal 2017

Fiscal 2016

During fiscal 2016, the Compensation Committee continued to apply the compensation philosophy described above in determining the compensation of the NEOs. With consideration given to the 2015 Compensation Survey and the Company’s performance objectives, personal performance objectives, internal pay equity and other factors, including the recent and ongoing difficult economic conditions nationally and in the markets in which the Company operates and the Company’s response to those challenges, the Compensation Committee, on the recommendation of the Chief Executive Officer, determined that base salaries for all officers of the Company, including all of the NEOs, other than Mr. Ling’s, would be increased for fiscal 2016.

The base salary for Mr. Ling remained at $850,000, with a target bonus of 100% of base salary for fiscal 2016. Mr. Ling received a bonus of $912,050 for fiscal 2016, but did not receive a bonus in 2015. Mr. Ling has received an increase in base salary in two of the past three years, averaging 4% per year, and a bonus in two of the past three years of $558,000. For a description of Mr. Ling’s employment agreement, see “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements” below.

In determining Mr. Ling’s total compensation for fiscal 2016, the Compensation Committee considered the following:

•

Company performance: The Company’s performance was above the targeted amount for pre-bonus EBITDAP, slightly above the targeted amount of sales and the expense ratio was slightly below the target. The Compensation Committee noted the success of the Company to achieve the pre-bonus EBITDAP as the basis for its decision to award a bonus to Mr. Ling for the fiscal year, just as the Company’s other officers earned a bonus for that fiscal year.

•

Individual performance: Mr. Ling’s achievement of certain personal objectives, including effectively planning and implementing the strategy of the Company, setting clear goals and objectives, setting a good example for ethics and compliance issues, mentoring senior executives, building team spirit, motivating the employees, establishing a good relationship with the Board and Board Committees, and demonstrating effective communication skills.

•

Internal pay equity: The relationship between each element of Mr. Ling’s compensation, and the compensation of each of the Company’s other executive officers; and the relationship between the aggregate value of Mr. Ling’s compensation, and the median compensation of the Company’s other executive officers.

•	Other factors: The results of the 2015 Compensation Survey and input from individual directors.

The Compensation Committee increased the base salary for the other NEOs in fiscal 2016 from fiscal 2015. The base salaries for fiscal 2016 were as follows: Michael F. Henn, Executive Vice President, Chief Financial Officer, $500,000; Mr. Leon Bergman, Executive Vice President, Sales and Procurement, $435,000; Joseph

L. Falvey, Executive Vice President, Market Centre, $385,000; Daniel J. Murphy, Executive Vice President, Fresh Programs and Manufacturing, $400,000; Ms. Christine Neal, Senior Vice President, Finance and Treasurer, $385,000.

The Compensation Committee’s philosophy is that each executive officer’s bonus should be designed to motivate that executive to achieve the specific Company performance goals and personal objectives established by the Compensation Committee and to align the interests of the executive officer with those of shareholders. Since the Company’s performance exceeded the minimum threshold for pre-bonus EBITDAP, the Compensation Committee awarded cash bonuses to the Company’s officers for fiscal 2016 totaling approximately $2,736,000. The other NEOs have received an increase in base salaries in two of the past three years, averaging 7% per year, and aggregate bonuses in two of the past three years, of approximately $499,000. In determining each of the other NEOs’ total compensation package, the Compensation Committee considered the following:

•	Company performance: The Company’s performance was above the targeted amount for pre-bonus EBITDAP, slightly above the targeted amount of sales and the expense ratio was slightly below the target.

•	Individual performance: The officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business.

•	Other factors: The deductibility of the compensation, and the results of the 2015 Compensation Survey.

Fiscal 2017

For fiscal 2017, the Compensation Committee, upon Mr. Ling’s recommendation, determined that base salaries should be increased from their levels at the end of fiscal 2016. Accordingly, for fiscal 2017, Mr. Ling’s base salary will be $871,250, with a target bonus of 100% of base salary; Ms. Neal’s base salary will be $450,000, with a target bonus of 60% of base salary; Mr. Bergmann’s base salary will be $445,875, with a target bonus of 60% of base salary; Mr. Falvey’ s base salary will be $394,625, with a target bonus of 60%, and Mr. Murphy’s base salary will be $410,000 with a target bonus of 60% of base salary.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a company that is an SEC registrant generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the shareholders of the Company.

The Company generally intends to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Except for the President and Chief Executive Officer, the non-performance based compensation paid in fiscal 2016 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and, with the exception of the Chief Executive Officer, the Company does not expect that the non-performance based compensation to be paid in fiscal 2017 to any of our executive officers will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it is in compliance with the statutory provisions and regulations promulgated thereunder. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Conclusion

The Compensation Committee believes that the Compensation Committee’s compensation policies encourage creation of shareholder value and achievement of strategic corporate objectives. The Compensation Committee believes that for fiscal 2016 the total cash compensation for each of the NEOs is competitive with the total cash compensation paid to executives of other companies in the Company’s Peer Group that are of similar size and performance. In addition, the Compensation Committee believes that the Cash Bonus Plan and the LTIP motivates the executives to achieve specific Company performance goals and personal objectives established by the Board and the Compensation Committee and align the executive’s interests with those of the Company’s shareholders.

COMPENSATION COMMITTEE REPORT

The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the 2017 Proxy Statement and incorporated by reference in the Annual Report on Form 10-K for the year ended October 1, 2016 filed with the Securities and Exchange Commission. The Board has approved that recommendation.

Dated: January 18, 2017

Compensation Committee Members

Thomas S. Sayles, Chairman

Richard E. Goodspeed, Ex Officio Member

Bradley A. Alford

Louis A. Amen

John Berberian

Darioush Khaledi

John D. Lang

Roger M. Laverty

Mimi R. Song

Richard L. Wright

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The following table summarizes the compensation paid to or earned by the Chief Executive Officer (Principal Executive Officer), the Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) and the three other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services to the Company in all capacities for the last three fiscal years.

In reviewing the Summary Compensation Table, the following information should be considered:

•

Salary and Bonus data includes amounts deferred by the Named Executive Officers under the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and amounts deferred by the Named Executive Officers under the Company’s non-qualified Amended and Restated Deferred Compensation Plan. See the discussion of these plans on page 41, “Qualified and Nonqualified Deferred Compensation Plans.”

•

“Change in Pension Value” represents the actuarial increases in the present value of the pension plans available to each Named Executive Officer. Such plans include the Company’s defined benefits plans and the ESPPIII. See discussion of these plans on page 37, “Pension Benefits.” The determination of the change in pension value is highly dependent upon the discount rate utilized, which may change from year to year, thereby impacting the reported change in pension value from year to year.

•

“Nonqualified Deferred Compensation Earnings” represent the earnings or (losses) on the amounts deferred by the Named Executive Officer pursuant to the deferred compensation plans that are above market or interest on amounts deferred in excess of 120% of the applicable federal long-term rate as prescribed by the Internal Revenue Code. There were no Nonqualified Deferred Compensation Earnings, as defined above, for the Named Executive Officers during the last three fiscal years.

•	The Components of “All Other Compensation” are set forth in the table that appears in footnote (3) of the Summary Compensation Table.

2016 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Equity Incentive Plan Compensation ($)(1)	Non-Equity Incentive Plan Compensation ($)	Bonus	Change In Pension Value ($)(2)	All Other Compensation ($)(3)	Total($)
Robert M. Ling, Jr.	2016	850,000	—	912,050	—	230,364	668,769	2,661,183
President and Chief Executive Officer (Principal Executive Officer)	2015	852,885	—	—	—	577,964	392,162	1,823,011
	2014	786,539	—	762,720	—	338,765	578,570	2,466,594

Michael F. Henn	2016	469,231	—	295,075	50,000	—	55,845	870,151
Executive Vice President, Chief Financial Officer (4)(5)	2015	—	—	—	—	—	—	—

Christine Neal Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) (5)	2016	382,692	—	227,208	—	411,020	205,416	1,226,336

Leon G. Bergmann	2016	432,692	—	256,715	—	8,750	218,622	916,779
Executive Vice President, Sales and Procurement	2015	426,442	—	—	—	(921)	165,087	590,608
	2014	393,269	—	190,680	—	27,768	180,305	792,022

Joseph L. Falvey	2016	382,692	—	227,208	—	164,452	208,073	982,425
Executive Vice President, Market Centre

Daniel J. Murphy	2016	397,692	—	236,060	—	341,030	238,834	1,213,616
Executive Vice President, Fresh Programs and Manufacturing	2015	393,462	—	—	—	764,527	170,229	1,328,218
	2014	363,423	—	178,763	—	409,003	188,549	1,139,738

(1)	The aggregate grant date fair value of the LTIP grants, as computed under FASB ASC Topic 718-30, “Compensation—Stock Compensation—Awards Classified as Liabilities” (“ASC 718-30”), is zero based on the non-public intrinsic value. See “Long-Term or Equity Incentives (“LTIP”)” under “Compensation Discussion and Analysis” above for a full discussion of the LTIP and the compensation gap these awards are intended to fill. The amounts in LTIP are not payable until the conclusion of the respective Performance Cycles.

(2)	The change in pension value represents compensation to the executive in the form of an increase in the value of the executive’s pension over the fiscal year. It is based on a number of factors, including changes in employee compensation, discount rates and years of service. The change in pension value is highly sensitive to changes in the discount rate applied. The discount rates used in determining the change in pension value were 3.60%, 4.45% and 4.25% in 2016, 2015 and 2014, respectively, for the pension plan and 2.49%, 3.25% and 3.50% in 2016, 2015 and 2014, respectively, for the ESPPIII. The discount rate used to determine the benefit obligation under the pension plan changed from 4.25% at the September 30, 2014 measurement date to the September 2015 and September 2016 yield curve at the September 30, 2015 and September 30, 2016 measurement dates, respectively. The single weighted average rate used in determining the benefit obligation was 4.45% and 3.60% at the September 30, 2015 and September 30, 2016 measurement dates, respectively. Similarly, the single weighted average rate used to determine the fiscal 2016 interest cost was 3.64% (based on changing to the September 2015 yield curve at the September 30, 2015 measurement date). The single weighted average rate used in determining the fiscal 2017 interest cost was 3.00% (based on the September 2016 yield curve at the September 30, 2016 measurement date). See discussion above in “Pension Benefits” under Compensation Discussion and Analysis. The changes in pension values are not current cash compensation paid to the executive.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(3)	All Other Compensation includes the following amounts:

Name	Fiscal Year	Automobile Allowance ($)	Company’s Contribution to SSP($)(a)	Company’s Contribution to SERP($)(b)	Company’s Contribution to Deferred Compensation Plan ($)	Company Paid Premium on the Executive Life Plan ($)	Company Paid Premium for the Executive Medical Reimbursement Plan(c)	Tax Gross Ups ($)(d)	Total ($)
Robert M. Ling, Jr.	2016	35,228	18,877	528,615	48,969	5,660	15,795	15,625	668,769
	2015	34,480	18,758	255,866	47,404	5,200	15,795	14,659	392,162
	2014	31,870	17,477	465,066	41,688	4,004	15,795	2,670	578,570

Michael F. Henn (4)(5)	2016	30,588	—	—	—	—	15,795	9,462	55,845
	2015	—	—	—	—	—	—	—	—

Christine Neal (5)	2016	29,813	17,303	121,980	7,500	3,184	15,795	9,841	205,416

Leon G. Bergmann	2016	32,530	27,900	137,881	3,350	—	15,795	1,168	218,622
	2015	31,839	27,538	85,288	3,219	—	15,795	1,408	165,087
	2014	29,374	17,469	116,886	781	—	15,795	—	180,305

Joseph L. Falvey	2016	32,530	18,858	121,980	11,529	1,660	15,795	5,721	208,073

Daniel J. Murphy	2016	32,530	18,823	126,750	11,667	7,480	15,795	25,789	238,834
	2015	31,839	18,705	78,692	11,304	6,768	15,795	7,126	170,229
	2014	29,374	17,434	108,603	8,815	5,117	15,795	3,411	188,549

(a)	Unified Grocers, Inc. Sheltered Savings Plan (“SSP”).

(b)	Unified Grocers, Inc. Supplemental Executive Retirement Plan (“SERP”). Contributions included in the SERP are amounts earned during the fiscal year, and such contributions are attributed to their notional accounts during the following fiscal year. See a description of the plan below.

(c)	This amount includes the Executive Medical Reimbursement Plan premiums paid while Named Executive Officers are active. The Named Executive Officers may be entitled to additional benefits under the Officer Retiree Medical Plan upon termination of employment (please refer to the potential payments tables under termination, retirement and change in control for present values of such benefits).

(d)	Tax gross ups represent the taxes paid on the face value of the executive life insurance policies.

(4)	Mr. Henn began employment after the end of fiscal 2015 and has waived participation in the LTIP.

(5)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016, he remains an officer of the Company; Ms. Neal was appointed to the position of Executive Vice President, Chief Financial Officer, and Treasurer effective October 1, 2016.

Non-Equity Incentive Plans

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Grant Date	Threshold ($)(1)	Target ($)	Maximum ($)(1)
Robert M. Ling, Jr.
Cash Bonus Plan	October 4, 2015	425,000	850,000	1,275,000
LTIP	October 4, 2015	*	1,467,000	*

Michael F. Henn (2)
Cash Bonus Plan	October 4, 2015	137,500	275,000	412,500
LTIP	October 4, 2015	*	—	*

Christine Neal
Cash Bonus Plan	October 4, 2015	105,875	211,750	317,625
LTIP	October 4, 2015	*	333,333	*

Leon G. Bergmann
Cash Bonus Plan	October 4, 2015	119,625	239,250	358,875
LTIP	October 4, 2015	*	333,333	*

Joseph L. Falvey
Cash Bonus Plan	October 4, 2015	105,875	211,750	317,625
LTIP	October 4, 2015	*	333,333	*

Daniel J. Murphy
Cash Bonus Plan	October 4, 2015	110,000	220,000	330,000
LTIP	October 4, 2015	*	333,333	*

(1)	While there is a target established for each officer, there is no threshold or maximum amount set for the LTIP. There is no threshold set for the Cash Bonus Plan. See discussion of each of these plans above in “Compensation Discussion and Analysis” regarding setting of targets.

(2)	Mr. Henn has waived participation in the LTIP.

For purposes of the following discussion, the terms below have the following meanings:

Good reason: As used in the CEO Severance Agreement and the EVP Agreements (as defined and described under “Executive Termination and Severance Agreements”), good reason means the first of the following conditions to occur without the executive’s express written consent: (i) an adverse change in the executive’s status or position(s), in effect immediately prior to the date of the relevant agreement or (ii) a material reduction in the executive’s base salary, subject to certain notice and cure provisions.

Change in control:

•

With respect to the LTIP, the Deferred Compensation Plan (as defined and described under “Qualified and Nonqualified Deferred Compensation Plans”), and the SERP (as defined and described under “Pension Benefits”), a change in control occurs on any date on which: (i) any person or group acquires stock of the Company in an aggregate amount constituting more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company; (iii) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to such appointment or election; or (iv) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to all or substantially all of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, in each case, subject to certain exceptions.

•

With respect to the EVP Severance Agreements and the ESPPIII (as defined and described under “Pension Benefits”), a change in control occurs on the date on which: (i) any person, entity or group acquires beneficial ownership of more than 50% of the outstanding Class A Shares of the Company; (ii) the individuals who serve on the Board as of the effective date of the applicable agreement no longer constitute a majority of the members of the Board, provided that any person who becomes a director subsequent to such date who was elected to fill a vacancy by a majority of the Company’s Board or shareholders shall be considered a member; or (iii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company occurs.

Termination for cause:

•

With respect to the CEO Severance Agreement, the LTIP and the SERP, termination for cause occurs upon (i) the willful and continued failure by the executive to perform substantially his or her duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after demand for substantial performance is delivered in writing by the Company, or (ii) the willful engaging by the executive in illegal or fraudulent misconduct which is materially injurious to the Company, or (iii) the willful material breach of any confidentiality and non-solicitation agreement signed by the executive in connection with the CEO Severance Agreement, the LTIP or the SERP, as applicable.

•

With respect to the EVP Severance Agreements, the definition of termination for cause is the same as above; however, the executive is not deemed to be terminated without cause by the Company merely by reason of a change in control if the executive continues to be employed by a successor entity.

Stock-Based Compensation

The Company does not offer any stock-based compensation to its employees or directors, other than the LTIP, which is a cash amount determined with reference to the exchange value of a share of the Company’s Class A or Class B stock, plus cumulative patronage dividends, cash dividends and non-allocated retained earnings attributable to such share over the vesting period of such Unit. Beginning with the 2017 Performance Cycle, the non-allocated retained earnings attributable to such share over the vesting period of the Unit has been eliminated from the calculation.

Pension Benefits

Defined Benefit Plans and Executive Salary Protection Plan

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the Cash Balance Plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and the Cash Balance Plan. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for Named Executive Officers were: Mr. Ling, 5 years; Mr. Murphy, 2 years; and Mr. Falvey, 2 years.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guarantee of 5%. On retirement, participants will receive a lifetime annuity based on the total cash balance in their account. Benefits under the Pension Plan are provided through a trust. Prior to the end of fiscal 2014, the Company amended the Pension Plan to close the plan to new entrants effective December 31, 2014. In addition, the plan was frozen at December 31, 2014 such that current participants will no longer accrue salary-based service credits based on years of service with the Company. The annual interest credit as described above will continue for participants active in the plan as of December 31, 2014.

The Company’s Executive Salary Protection Plan, as amended (the “ESPPIII”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies and mutual funds, the premiums of which are paid by the Company. The eligibility provisions of the ESPPIII were frozen on September 30, 2012 (the “ESPPIII Freeze”), and accordingly no employee that is either hired or becomes an officer on or after such date can become a participant or recommence participation in the ESPPIII.

The ESPPIII is generally designed to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPPIII and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). Previously, employees became eligible to participate in the ESPPIII after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers received credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. In the event of the occurrence of a change in control, the participant shall be vested 100% and credited with an additional three (3) years of service, or as provided in a participant’s employment agreement or severance agreement, whichever is greater, for purposes of calculating the participant’s benefits under the ESPPIII. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPPIII are discounted for executives who elect to receive benefits prior to age 62. In May 2003, the Board approved amendments to the ESPPIII (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above, except that an officer must complete three years of service as an officer to be eligible and five years of service as an officer to be fully vested in the plan. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2016, credited years of service under the ESPPIII for Named Executive Officers were: Mr. Ling, 16 years; Ms. Neal, 13 years, Mr. Murphy, 15 years; and Mr. Falvey, 15 years. Officers employed as of the effective date of the Plan Amendments receive benefits equal to the greater of the amount calculated pursuant to either the ESPPIII, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

As a result of the ESPPIII Freeze, officers with fifteen (15) years of service or more under the ESPPIII accrue no further benefits under the ESPPIII, and officers participating in the ESPPIII as of the Plan Freeze who had less than fifteen (15) years of service continue to accrue benefits under the ESPPIII until they have fifteen (15) years of service under the ESPPIII. In addition, the compensation used to determine benefits under the ESPPIII does not consider any compensation earned after September 30, 2012, effectively freezing the final pay and final average pay as defined by the plan at the level on September 30, 2012.

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following or in connection with retirement. The amounts below are based upon the present value of accumulated benefits as of October 1, 2016, the measurement date of the Company as required by accounting principles generally accepted in the United States of America (“GAAP”). Please see the Company’s discussion in our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2016.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
Robert M. Ling, Jr.	Cash Balance Plan	18	646,338	—
	ESPPIII	16	5,823,354	—

Michael F. Henn (3)(4)	Cash Balance Plan	N/A	—	—

Christine Neal (3)	Cash Balance Plan	11	240,640	—
	ESPPIII	13	2,117,654	—

Leon G. Bergmann (4)	Cash Balance Plan	2	35,597	—

Joseph L. Falvey	Cash Balance Plan	15	490,464	—
	ESPPIII	15	2,794,977	—

Daniel J. Murphy	Cash Balance Plan	14	530,075	—
	ESPPIII	15	3,300,633	—

(1)	Retirement is assumed to be at the earliest ages at which the benefits are payable unreduced (or a date specified by the officer for the ESPPIII). The Named Executive Officers are assumed to continue with the Company until they reach the age at which they can receive benefits at unreduced amounts based on their age plus number of years of service as an officer of the Company.

(2)	No pre-retirement decrements have been assumed in determining the present value of accrued benefits.

(3)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016, he remains an officer of the Company; Ms. Neal was appointed to the position of Chief Financial Officer and Treasurer effective October 1, 2016.

(4)	Mr. Henn and Mr. Bergmann began employment after September 30, 2012 and are therefore not eligible for the ESPPIII. Additionally, Mr. Henn began employment after December 31, 2014 and is therefore not eligible for the Cash Balance Plan.

Nonqualified Supplemental Executive Retirement Plan

Following the ESPPIII Freeze described above, the Company adopted a Supplemental Executive Retirement Plan (“SERP”) in fiscal 2013 to provide supplemental post-termination retirement income to officers of the Company based on defined contributions made to the plan during the course of service as an officer of the Company. The SERP is a non-qualified defined contribution type plan under which benefits are derived from an account balance for each participating officer. Each account balance is credited each year with a notional Company contribution based on the officer’s compensation, calculated as base salary plus bonus, earned during a fiscal year and the officer’s executive level at the end of the fiscal year. Plan participants may select from a variety of investment options concerning how the contribution is invested similar to the Company’s non-qualified deferred compensation plan.

Company contributions to the SERP for each participating officer will be based on a percentage of the officer’s compensation for the fiscal year, with the percentage dependent upon the officer’s position within the

Company at the end of the fiscal year. The following table sets forth the contribution percentages for fiscal years in which the SERP is in effect for the entire fiscal year.

Executive Level	Contribution Percentage
Chief Executive Officer and President	30%
Executive Vice President	20%
Senior Vice President	15%
Vice President	10%

Upon termination of employment or death, the participant’s vested account balance will be payable over a period of 5 to 15 years, or immediately following a change in control, as elected by the participant upon entry into the plan. Vesting is based on years of service as an officer at the rate of 20% per year. After 5 years of service as an officer, including service prior to the SERP’s adoption, or following a change in control, the account will be 100% vested. An account may be forfeited in the event a participant is terminated for cause or engages in activity in competition with the Company. If the Company experiences a change in control, as defined in the SERP, the participant may begin receiving payments within 60 days of the change in control if a lump sum payment option is selected or payments will be made in accordance with elections made by the participant.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Robert M. Ling, Jr.	255,865	60,615	—	1,011,660
Michael F. Henn (3)	—	—	—	—
Christine Neal (3)	72,673	9,158	—	187,373
Leon G. Bergmann	85,288	21,747	—	279,234
Joseph L. Falvey	74,019	14,964	—	199,672
Daniel J. Murphy	78,692	16,489	—	254,564

(1)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above in the fiscal year 2015 employer contribution, excluding Ms. Neal and Mr. Falvey, who were not NEOs in fiscal 2015.

(2)	Amounts in these columns are not included in the Summary Compensation Table above.

(3)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016, he remains an officer of the Company; Ms. Neal was appointed to the position of Chief Financial Officer and Treasurer effective October 1, 2016.

Qualified and Nonqualified Deferred Compensation Plans

Certain Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code, which is a qualified plan, and the Company’s Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”), which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit, up to established limits. The amount of these additional contributions made during fiscal 2016 for the benefit of the Principal Executive Officer, Principal Financial Officer, and other Named Executive Officers is set forth in the footnotes to the Summary Compensation Table. Amounts deferred by an employee are credited with earnings or losses based on the employee’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Distributions are paid in accordance with the employee’s elections with regard to the timing and form of distributions. For instance, an employee may elect at the time of his or her commencement of participation in the Deferred Compensation Plan to receive his or her aggregate account balance in the form of a lump sum payment if a change in control occurs prior to the employee’s separation from service, disability or death.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Robert M. Ling, Jr.	49,693	48,969	67,829	—	1,132,030
Michael F. Henn (4)	—	—	—	—	—
Christine Neal (4)	8,438	7,500	7,734	—	389,174
Leon G. Bergmann	—	3,350	699	—	8,020
Joseph L. Falvey	12,238	11,529	2,047	—	56,654
Daniel J. Murphy	24,266	11,667	17,329	—	401,798

(1)	This column shows amounts that are also reported as salary, bonus or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate Balance” column that represent salary or bonus that were reported in the Summary Compensation Tables in prior years, are quantified in the table below.

Name	Amount included in both Non-Qualified Deferred Compensation Table and 2016 Summary Compensation Table ($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Table ($)	Total Amounts included in both Non-Qualified Deferred Compensation Table and 2016 or Prior Years’ Summary Compensation Table ($)
Robert M. Ling, Jr.	49,693	541,498	591,191
Michael F. Henn (4)	—	—	—
Christine Neal (4)	8,438	99,897	108,335
Leon G. Bergmann	—	—	—
Joseph L. Falvey	12,238	6,219	18,458
Daniel J. Murphy	24,266	205,898	230,165

(2)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above.

(3)	Amounts in these columns are not included in the Summary Compensation Table above.

(4)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016, he remains an officer of the Company; Ms. Neal was appointed to the position of Executive Vice President, Chief Financial Officer, and Treasurer effective October 1, 2016.

Officer Health Insurance Plans

The Board approved, effective January 1, 2001, an executive medical reimbursement plan (the “Executive Medical Reimbursement Plan” or “EMRP”) and an officer retiree medical plan (the “Officer Retiree Medical Plan” or “ORMP”) for officers and their eligible dependents. Pursuant to the EMRP, officers will be eligible for payment by the insurance plan of the portion of eligible expenses not covered under the Company’s health insurance plan. Under the ORMP, officers who are at least 55 years of age and have seven years of service with the Company as an officer will be eligible to participate in the ORMP following termination of employment through retirement. Benefits under the ORMP are the same as under the base retiree medical plan offered to non-union employees but with no annual premium caps, plus dental and vision benefits, continuation of the EMRP during retirement and extension of benefits for eligible dependents following the officer’s death. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time the EMRP coverage for medical and prescription benefits ends. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected. Effective October 1, 2011, the ORMP was amended to provide that officers, during retirement, are required to pay twenty-five (25%) percent of the ORMP premium to maintain coverage. The eligibility provisions of the ORMP were frozen effective September 30, 2012, and accordingly no employee that is either hired as an officer or becomes an officer on or after such date can become a participant or recommence participation in the ORMP.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pay 66 2/3% of the employee’s salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Potential Payments Upon Retirement, Death, Disability, Termination or Change-In-Control

The following sections describe agreements between the Company and the Named Executive Officers if certain events were to occur. At the start of each section, a table illustrates the potential payments to the Named Executive Officers if such certain event had occurred on October 1, 2016 (the “Measurement Date”).    None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation amounts. None of the events described have occurred as of October 1, 2016, the Company’s most recent fiscal year-end. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Officer Retirement

As discussed above on page 37, “Pension Benefits,” the Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. Additionally, the Company’s ESPPIII plan, which was frozen as of September 30, 2012, provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company, and the Company’s SERP adopted in fiscal 2013 provides supplemental post-termination retirement income to officers of the Company based on defined contributions made to the plan during the course of service as an officer of the Company.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer, currently employed with the Company, if he or she were to have retired on October 1, 2016. No such Named Executive Officers retired on that date. Distribution of the amounts due an executive are made pursuant to an individual’s distribution elections, plan terms, and other regulatory constraints.

	Robert M. Ling, Jr. Age 59	Michael F. Henn Age 67	Christine Neal Age 62	Leon G. Bergmann 48	Joseph L. Falvey Age 55	Daniel J. Murphy Age 69
Cash Balance Plan (1)	$622,936	$—	$237,361	$34,111	$462,405	$530,075
ESPPIII(1)	5,823,354	—	2,117,654	—	2,575,521	3,300,633
SERP	1,011,660	—	187,373	167,540	199,672	254,564
Deferred Compensation Plan	1,132,030	—	389,174	8,020	56,654	401,798
ORMP (1)	167,752	—	109,237	—	212,650	79,988
Life Insurance (2)	1,000,000	—	400,000	—	400,000	400,000
LTIP(3)	93,877	—	21,279	—	21,279	21,279

Total	$9,851,609	$—	$3,462,078	$209,671	$3,928,181	$4,988,337

(1)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (October 1, 2016).

(2)	Amount of death benefit.

(3)	LTIP balance represents vested amount of awards.

Officer Death & Disability

As discussed above under “Officer Health Insurance Plans” and “Officer Disability Insurance,” the Company provides certain benefits to the executive officers of the Company. The following table illustrates estimated payments to Named Executive Officers, currently employed with the Company, or their beneficiaries if either death or disability had occurred on October 1, 2016.

	Robert M. Ling, Jr.		Michael F. Henn		Christine Neal		Leon G. Bergmann		Joseph L. Falvey		Daniel J. Murphy
	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)
Officer Disability Insurance (1)	—	799,167	—	458,333	—	352,917	—	398,750	—	352,917	—	366,667
Life Insurance	2,200,000	—	750,000	—	977,500	—	675,000	—	977,500	—	1,000,000	—

(1)	Amounts are payable over two (2) years and reflect only the supplemental officer disability insurance.

Executive Termination and Severance Agreements

The Company and Mr. Ling, the Company’s Chief Executive Officer and President, are parties to a severance agreement that provides for severance payments in the event Mr. Ling’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by Mr. Ling for good reason, or (iii) by Mr. Ling without cause within 12 months following a change in control (the “CEO Severance Agreement”). The severance payment is equal to two times the highest annual base salary in the three years immediately prior to the date of termination, plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of a change in control, Mr. Ling, Jr. shall be credited with an additional five (5) years of service for purposes of calculating his benefits under the ESPPIII. In the event of the occurrence of the specified termination events, Mr. Ling is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

Mr. Henn entered into an at-will employment arrangement with the Company effective October 27, 2015. His annual salary was $500,000 plus an annual car allowance of $31,558.80. Mr. Henn waived participation in the Company’s Deferred Compensation Plan, SERP, and LTIP. He is eligible to participate in the Company’s Officer Annual Incentive Plan, SSP and employee health insurance plans.

The Company has approved severance agreements with each of Ms. Neal, Executive Vice President, Chief Financial Officer and Treasurer; Mr. Bergmann, Executive Vice President, Sales and Procurement, Mr. Falvey, Executive Vice President, Market Centre, and Mr. Murphy, Executive Vice President, Fresh Programs and Manufacturing (the “EVP Severance Agreements”). In the event of the occurrence of specified termination events, the agreements provide a severance benefit to the executive equal to (i) one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years immediately prior to the date of termination and (ii) COBRA premiums for the period terminating on the earlier of twelve months from the date of termination or the cessation of the executive’s COBRA. Such termination events include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason, or (iii) by the executives without cause within 12 months following a change in control.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer, currently employed with the Company, if he or she were to have terminated, voluntarily or involuntarily, at October 1, 2016. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed to such Named Executive Officers under existing benefit plans. In addition, such Named Executive Officers would also be due any accrued vacation benefits.

		Payable pursuant to Employment or Severance Agreements				Payable pursuant to Benefit Plans
		Salary (2) ($)	Bonus (2) ($)	LTIP	Cash Balance Plan (3)(4) ($)	ESPPIII (3)(4) ($)	SERP (4) ($)	Deferred Compensation (4) ($)	ORMP (3)(4) ($)	Total ($)
Robert M. Ling, Jr.	Voluntary Termination	—	—	93,877	622,936	5,823,354	1,011,660	1,132,030	167,752	8,851,609
	Constructive (1) or Involuntary Termination	1,700,000	1,824,100	93,877	622,936	5,823,354	1,011,660	1,132,030	167,752	12,375,709
	Termination for Cause	—	—	—	622,936	5,823,354	1,011,660	1,132,030	167,752	8,757,732

Michael F. Henn	Voluntary Termination	—	—	—	—	—	—	—	—	—
	Constructive (1) or Involuntary Termination	—	—	—	—	—	—	—	—	—
	Termination for Cause	—	—	—	—	—	—	—	—	—

Christine Neal	Voluntary Termination	—	—	21,279	237,361	2,117,654	187,373	389,174	109,237	3,062,078
	Constructive (1) or Involuntary Termination	385,000	227,208	21,279	237,361	2,117,654	187,373	389,174	109,237	3,674,286
	Termination for Cause	—	—	—	237,361	2,117,654	187,373	389,174	109,237	3,040,799

Leon G. Bergmann	Voluntary Termination	—	—	—	34,111	—	167,540	8,020	—	209,671
	Constructive (1) or Involuntary Termination	435,000	256,715	21,279	34,111	—	167,540	8,020	—	922,665
	Termination for Cause	—	—	—	34,111	—	167,540	8,020	—	209,671

Joseph L. Falvey	Voluntary Termination	—	—	21,279	462,405	2,575,521	199,672	56,654	212,650	3,528,181
	Constructive (1) or Involuntary Termination	385,000	227,208	21,279	462,405	2,575,521	199,672	56,654	212,650	4,140,389
	Termination for Cause	—	—	—	462,405	2,575,521	199,672	56,654	212,650	3,506,902

Daniel J. Murphy	Voluntary Termination	—	—	21,279	530,075	3,330,633	254,564	401,798	79,988	4,588,337
	Constructive (1) or Involuntary Termination	400,000	236,060	21,279	530,075	3,330,633	254,564	401,798	79,988	5,224,397
	Termination for Cause	—	—	—	530,075	3,330,633	254,564	401,798	79,988	4,567,058

(1)	Constructive Termination is termination for “good reason,” which is defined above.

(2)	Salary and bonus are paid in a lump sum.

(3)	Amounts represent the net present value of the accumulated benefit at October 1, 2016, the last day of fiscal 2016, and commence immediately, or on a date specified by the officer for the ESPPIII or at the earliest date of first eligibility in the case of the Cash Balance Plan.

(4)	Payments are made based on Plan documents as described above in “Pension Benefits,” ”Nonqualified Supplemental Executive Retirement Plan,” “Nonqualified Deferred Compensation” and “Officer Health Insurance Plans.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer, currently employed with the Company, if there had been a change-in-control event as of October 1, 2016. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed to such Named Executive Officers under existing benefit plans. In addition, such Named Executive Officers would also be due any accrued vacation benefits.

	Robert M. Ling, Jr.	Michael F. Henn	Christine Neal	Leon G. Bergmann	Joseph L. Falvey	Daniel J. Murphy
Salary (1)	$1,700,000	$—	$385,000	$435,000	$385,000	$400,000
Bonus (1)	1,824,100	—	227,208	256,715	227,208	236,715
Cash Balance Plan (2)(3)	622,936	—	237,361	34,111	462,405	530,075
ESPPIII (2)(3)	6,308,630	—	2,508,461	—	2,991,267	3,463,165
SERP (3)	1,011,660	—	187,373	279,234	199,672	254,564
Deferred Compensation(3)	1,132,030	—	389,174	8,020	56,654	401,798
ORMP (2)(3)	167,752	—	109,237	—	212,650	79,988
LTIP	375,506	—	85,115	85,115	85,115	85,115

Total	$13,142,614	$—	$4,128,929	$1,098,195	$4,619,971	$5,450,765

(1)	Salary and bonus are paid in a lump sum.

(2)	Amounts represent the net present value of the accumulated benefit at October 1, 2016, the last day of fiscal 2016 and commence immediately, or on a date specified by the officer for the ESPPIII or at the earliest date of first eligibility in the case of the Cash Balance Plan.

(3)	Payments are made based on Plan documents as described above in “Pension Benefits,” ”Nonqualified Supplemental Executive Retirement Plan,” “Qualified and Nonqualified Deferred Compensation Plans” and “Officer Health Insurance Plans.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

Director Compensation

Board Compensation

Overview

The compensation policy for members of the Board for fiscal 2017 remains unchanged from fiscal 2016.

Compensation Committee Analysis

In December 2014, the Compensation Committee retained Pearl Meyer to conduct a review of the compensation of the Board to ensure that it continued to be reasonable, competitive and reflective of the changing environment for director compensation (the “2014 Director Compensation Survey”). Pearl Meyer reviewed director compensation level and structure among a Peer Group of 16 companies. The 2014 Peer Group used for comparisons included 12 companies from the 2011 Compensation Survey and four additional companies, which were subsequently included in the Peer Group for the 2014 Compensation Survey, as follows:

2014 Director Compensation Survey - Peer Companies
The Andersons, Inc.	Smart & Final Stores, Inc.
Casey’s General Stores, Inc.	SpartanNash Company
Chiquita Brands International Inc.	Sprouts Farmers Market, Inc.
Core-Mark Holding Company, Inc.	Stater Bros. Holdings, Inc.
Flowers Foods, Inc.	United Natural Foods, Inc.
Ingles Markets, Incorporated	Weis Markets, Inc.
The Pantry, Inc.	The WhiteWave Foods Company
Pinnacle Foods Inc.	Whole Foods Market, Inc.

Pearl Meyer compared the compensation levels and programs of such companies to those of the Company for its non-shareholder directors. All aspects of director compensation were reviewed, including the annual retainer, board meeting fees, equity compensation, committee compensation (for both the chairperson and members) and total compensation. Based on the results of the survey, Pearl Meyer determined that (i) total director compensation was well below the 50th percentile of the Peer Group due to the lack of director equity compensation and below-market committee compensation (particularly for chairpersons), (ii) the differential between the non-executive chairman’s compensation and that of other directors was less at the Company than at the Peer Group of companies and (iii) the total board cost was slightly above the Peer Group’s 25th percentile due to the higher number of paid directors at Unified (15 at Unified versus an average of 6 for the Peer Group). Based on the results of this review, the Board made several changes to director compensation in 2015 as indicated below.

Fiscal 2016 and 2017 Board Compensation Policy

Under the Company’s current director compensation policy, each Shareholder-Related Director receives an annual retainer as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. The annual retainer is $15,000 for fiscal 2016. Directors who are non-Shareholder-Related Directors receive an annual retainer of $90,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. Each director receives additional compensation of $1,500 for each Board meeting attended, and $1,000 for each committee or subsidiary board meeting attended, not to exceed $2,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board receives additional annual compensation of $50,000, the 1st and 2nd Vice-Chairmen receive additional annual compensation of $3,000 each, the chairman of the Audit Committee receives additional annual compensation of $30,000, the chairmen of the Compensation and Talent Management Committee and the Corporate Governance and Nominating Committee receive additional annual compensation of $10,000, each and the chairmen of other committees receive additional annual compensation of $1,000 each. In addition, directors are reimbursed for Company related expenses.

Mr. Laverty has been engaged by the Company as a consultant, outside of his normal Board responsibilities, to assist the Company in support of a strategic planning project under the direction of the Board reporting to Mr. Ling. Mr. Laverty may receive compensation up to $120,000 per year pursuant to the letter agreement dated as of December 7, 2015. The letter agreement stipulates that the consulting engagement may be terminated by either party, without cause, by providing written notice not less than ten (10) days prior or the agreement may be terminated for cause. During fiscal year 2016, Mr. Laverty received payment of $120,000 for such services. The agreement was terminated effective December 31, 2016.

Directors are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan described above.

Compensation Paid to Directors in Fiscal 2016

The following table sets forth the compensation paid to our non-employee directors in fiscal 2016.

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Bradley A. Alford	115,000	—	—	—	—	—	115,000
Louis A. Amen	40,000	—	—	—	—	—	40,000
John Berberian	35,000	—	—	—	—	—	35,000
Vache Fermanian	34,000	—	—	—	—	—	34,000
Oscar Gonzalez	48,500	—	—	—	—	—	48,500
Richard E. Goodspeed	168,000	—	—	—	—	—	168,000
Paul Kapioski	36.500	—	—	—	—	—	36.500
Darioush Khaledi	37,000	—	—	—	—	—	37,000
Mark Kidd	27,500	—	—	—	—	—	27,500
John D. Lang	162,100	—	—	—	—	—	162,100
Roger M. Laverty	117,500	—	—	—	—	120,000	237,500
Jay T. McCormack	39,000	—	—	—	—	—	39,000
G. Robert McDougall	28,500	—	—	—	—	—	28,500
John Najjar	28,500	—	—	—	—	—	28,500
Greg Saar	34,000	—	—	—	—	—	34,000
Thomas S. Sayles	120,000	—	—	—	—	—	120,000
Mimi R. Song	36,500	—	—	—	—	—	36,500
Michael S. Trask	32,500	—	—	—	—	—	32,500
Kenneth Ray Tucker	37,500	—	—	—	—	—	37,500
Richard L. Wright(2)	40,500	—	—	—	—	—	40,500

(1)	Amounts include compensation that was deferred by the directors pursuant to the Company’s Amended and Restated Deferred Compensation Plan as discussed above.

(2)	Mr. Wright will not be standing for re-election at the Annual Meeting.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter approved by the Board on September 21, 2016. The charter is assessed annually for adequacy by the Audit Committee, which recommends proposed changes to the Board. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2016; (2) has obtained from management its representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Moss Adams LLP (the Company’s independent registered public accounting firm) the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Moss Adams LLP regarding independence required by the Public Company Accounting Oversight Board (United States), as currently in effect; (5) has reviewed and discussed with Moss Adams LLP the registered public accounting firm’s independence; and (6) has considered whether the provision of non-audit services provided by them to the Company during fiscal 2016 was compatible with maintaining Moss Adams LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.

Based on the review and discussions described above and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Moss Adams LLP dated December 16, 2016, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016 for filing with the Securities and Exchange Commission.

Dated: January 18, 2017

Audit Committee Members

John D. Lang, Chairman

Richard E. Goodspeed, Ex Officio Member

Bradley A. Alford

Oscar Gonzalez

Paul Kapioski

Roger M. Laverty

Jay T. McCormack

Kenneth R. Tucker

Richard L. Wright

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. For fiscal 2015 and 2016, the Audit Committee appointed Moss Adams LLP to serve in this capacity. The Audit Committee has not yet selected the Company’s independent registered public accounting firm for fiscal 2017. A representative of Moss Adams LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Moss Adams LLP with respect to services performed for fiscal 2015 and 2016 are as follows:

	2016	2015
Audit fees (1)	$2,712,762	$1,200,000
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

Total	$2,748,000	$1,200,000

(1)	Audit fees consisted of fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2016.

(2)	Audit-related fees consisted of fees billed by Moss Adams LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, and technical accounting assistance for fiscal 2016 and 2015. Fees were paid to Moss Adams LLC for additional audit-related items for procedures related to fiscal years 2013 and 2014 included in the annual financial statements for fiscal 2015.

(3)	Tax fees consisted principally of fees billed by Moss Adams LLP for assistance relating to tax compliance and reporting for fiscal 2016 and 2015. No fees were paid to Moss Adams LLC for tax related items in either fiscal 2016 or 2015.

(4)	All other fees consist of fees not reported as audit fees, audit-related fees, or tax fees. No other fees were paid to Moss Adams LLC in either fiscal 2016 or 2015.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with Shareholder-Related Directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members. Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with Shareholder-Related Directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.

The Company has a Related Party Transactions Policy (“RPT Policy”) which was adopted by the Board on May 18, 2016. The RPT Policy requires certain “Related Party Transactions” (as defined therein) to be identified, reviewed and approved by the Company’s Disclosure Committee, which is comprised of selected employees of the Company and which analyzes such Related Party Transactions for disclosure as required by relevant regulations and accounting guidance. The majority of transactions between Unified and its Members are part of the Company’s standard suite of products, services, and programs available to its Members. The criteria for participation in these transactions are the same as for all similarly situated Members. The RPT Policy identifies these transactions as “Ordinary Course” transactions which are not subject to review by the Disclosure Committee, but are otherwise documented within the Company. Such services and programs include gross billings, supply agreements, inventory deferral loan agreements, and other published programs.

Unified occasionally, but not regularly, enters into significant transactions with its Members. The RPT Policy establishes a process for the Disclosure Committee to review and elevate such transactions to the Related Party Sub-Committee (comprised of three non-Shareholder-Related Directors) of the Audit Committee of the Board of Directors for review and approval. Transactions required to be reviewed by the Related Party Sub-Committee include, but are not limited to, non-inventory loans which exceed $120,000, all loans which include terms that are not similar to those that would be received by similarly situated Members or customers, guarantees of leases and subleases, and other unique transactions other than the “Ordinary Course” transactions described above.

The information below generally describes all related party transactions with our Shareholder-Related Directors’ affiliated Members, including “Ordinary Course” transactions described in the RPT Policy and transactions reviewed by the Disclosure Committee (and the Related Party Sub-Committee, as required).

The following subsections provide a brief description of related party transactions with Members affiliated with Shareholder-Related Directors of the Company.

Gross Billings

Aggregated, gross billings to Members affiliated with Shareholder-Related Directors were approximately $746.0 million during fiscal 2016. Gross billings include all purchases of merchandise and services from the Company, including vendor direct and vendor preferred transactions.

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its Members. The Company had the following loans outstanding at October 1, 2016 to Members affiliated with the following Shareholder-Related Directors of the Company:

(dollars in thousands)
Director	Interest Rate	Highest balance during FY 2016	Principal paid during FY 2016	Aggregate Loan Balance	Maturity Date
John Berberian	3.50%	$500	$365	$135	11/16
Mark Kidd	3.50%	500	191	309	01/17
Jay McCormack	0%*	150	115	35	10/16
Greg Saar	4.50%	700	—	700	06/17
Michael Trask	4.50%	156	58	98	05/18

*	Notes at 0% interest are generally for 13 week inventory deferral related to the opening of new stores.

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its Members. The Company has executed lease guarantees or subleases to Members affiliated with Shareholder-Related Directors of the Company at October 1, 2016 as follows:

(dollars in thousands)
Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
John Berberian	3	$469	$964	2017-2021
Mimi R. Song	1	430	2,759	2023

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with Members of the Company. These agreements require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with Shareholder-Related Directors of the Company at October 1, 2016 as follows:

Director	Expiration Date
Oscar Gonzalez	2017
Mark Kidd	2020
Jay T. McCormack	2021
Mimi R. Song	2019
G. Robert McDougall	2020
Michael S. Trask	2018	*

*	The supply agreement with Mr. Trask will expire the later of April 2018 or one year following payment in full of all loan obligations.

Workers’ Compensation Loss Portfolio Purchased from a Customer Affiliated with a Shareholder-Related Director

As discussed in Note 2 to Consolidated Financial Statements in Part II, Item 8, “Financial Statements and Supplementary Data,” included in the Company’s Annual Report on Form 10-K for the fiscal year ended

October 1, 2016, a related party transaction in fiscal 2012 with K.V. Mart Co., a customer affiliated with Darioush Khaledi, a Unified Shareholder-Related Director and Chairman of the Board and Chief Executive Officer of K.V. Mart Co., was not presented for review and approval to the Unified Board of Directors, and was not disclosed. The transaction involved changes to the deductible structure and other characteristics of a portfolio of workers’ compensation policies held by the Company’s former Insurance segment. This high-deductible loss portfolio contained policies for employees of K.V. Mart Co. and was assumed by the Company in conjunction with a payment of $3.6 million by K.V. Mart Co. In fiscal 2013, the Company experienced an increase in its cost of sales due, in part, to increased reserve requirements of $2.0 million associated with this portfolio. The portfolio was included in the assets and liabilities of Unified Grocers Insurance Services that were sold to AmTrust Financial Services, Inc. (“AmTrust”) as part of the Stock Purchase Agreement between AmTrust and the Company that was completed during the Company’s first quarter of fiscal 2016.

VOTING ON OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2018 annual meeting of shareholders is presently expected to be held on or about February 23, 2018.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2018 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 26, 2017, in the form that complies with applicable regulations. If the date of the 2018 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2018 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2018 annual meeting. Upon any determination that the date of the 2018 annual meeting will be advanced or delayed by more than 30 days from the date of the Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before December 10, 2017, the proxies solicited by the Board for the 2018 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2018 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

AVAILABILITY OF DOCUMENTS

Each shareholder may request a printed or e-mailed copy of this Proxy Statement, the proxy card and the annual report on Form 10-K relating to the 2017 Annual Meeting, as well as all of the Company’s future shareholder meetings, without charge by (i) calling the Company toll-free at 800-242-9907, (ii) e-mailing the Company at corp.sec@unifiedgrocers.com or (iii) visiting the Company’s website at www.unifiedgrocers.com. Any such request must be received no later than 1:00 p.m. PT in order to facilitate timely delivery.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended October 1, 2016 accompanies or has preceded this Proxy Statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this Proxy Statement. The Annual Report on Form 10-K is also available on the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors

Mary M. Kasper,
Senior Vice President, General Counsel and Secretary

Dated:    January 24, 2017

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 24, 2017

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held on February 24, 2017

This form of proxy, the Proxy Statement, our Annual Report on Form 10-K for fiscal year 2016,

and our 2016 Annual Report are

Available Online at the Following Website:

www.unifiedgrocers.com/Learn About Us/Financial Information

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints RICHARD E. GOODSPEED, ROBERT M. LING, JR. and MARY M. KASPER, attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Grocers, Inc. to be held on February 24, 2017, or at any adjournment or postponement thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Sixteen Directors by Class A Shares.

Nominees: Bradley A. Alford, Louis A. Amen, John Berberian, Vache Fermanian, Richard E. Goodspeed, Paul Kapioski, Mark Kidd, John D. Lang, Roger M. Laverty, Jay T. McCormack, G. Robert McDougall, John Najjar, Gregory A. Saar, Thomas S. Sayles, Michael S. Trask and Kenneth R. Tucker

☐	FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Three Directors by Class B Shares.

Nominees: Oscar Gonzalez, Darioush Khaledi and Mimi R. Song

☐	FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	APPROVAL OF EXECUTIVE COMPENSATION

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.	FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

☐	1 YEAR

☐	2 YEAR

☐	3 YEAR

☐	ABSTAIN

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1, “FOR” Proposal 2 and for “3 YEAR” for Proposal No. 3. All proposals to be acted upon are proposals of the Board of Directors. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxy holders in accordance with the recommendation of a majority of the Board of Directors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, FOR “3 YEAR” PROPOSAL 3 AND ACCORDING TO THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:             , 2017

Member number

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE